Exhibit 10.1

CREDIT AGREEMENT
dated as of May 1, 2013
among
RREEF PROPERTY OPERATING PARTNERSHIP, LP,
as Borrower,
RREEF PROPERTY TRUST, INC.
and
CERTAIN Subsidiaries AND OTHER AFFILIATES OF THE BORROWER
PARTY HERETO FROM TIME TO TIME,
as Guarantors
THE LENDERS PARTY HERETO,
REGIONS BANK,
as Administrative Agent
_____________________________________________________
REGIONS CAPITAL MARKETS,
a division of Regions Bank,
as Sole Lead Arranger and Sole Book Runner

i

Appendices

Appendix A        Lenders, Commitments and Revolving Commitment Percentages
Appendix B        Notice Information

Schedules

Schedule 1.1A        Approved Managers
Schedule 1.1B        Approved Securities
Schedule 6.1        Organization; Requisite Power and Authority; Qualification
Schedule 6.2        Capital Stock and Ownership
Schedule 6.10(b)    Real Estate Assets
Schedule 6.14        Name, Jurisdiction and Tax Identification Numbers of Borrower and its Subsidiaries
Schedule 6.21        Insurance Coverage
Schedule 6.26        Borrowing Base Real Properties
Schedule 6.27        Borrowing Base Securities
Schedule 8.1        Existing Indebtedness
Schedule 8.2        Existing Liens
Schedule 8.6        Existing Investments

Exhibits

Exhibit 2.1        Form of Funding Notice
Exhibit 2.3        Form of Issuance Notice
Exhibit 2.5-1        Form of Revolving Loan Note
Exhibit 2.5-2        Form of Swingline Note
Exhibit 2.8        Form of Conversion/Continuation Notice
Exhibit 3.3        Forms of U.S. Tax Compliance Certificates (Forms 1 - 4)
Exhibit 6.22        Form of Pledge and Security Agreement
Exhibit 6.23        Form of Mortgage
Exhibit 6.26-1        Form of SNDA
Exhibit 6.26-2        Form of Assignment and Subordination of Management Agreement
Exhibit 7.1(c)-1        Form of Compliance Certificate
Exhibit 7.1(c)-2        Form of Borrowing Base Certificate
Exhibit 7.1(c)-3        Form of Monthly Borrowing Base Securities Certificate
Exhibit 7.14        Form of Guarantor Joinder Agreement
Exhibit 11.5        Form of Assignment Agreement

v

CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of May 1, 2013 (as amended, restated, increased, extended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among RREEF PROPERTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Borrower”), RREEF PROPERTY TRUST, INC., a Maryland corporation (the “Parent”), certain Subsidiaries of the Borrower from time to time party hereto, as Guarantors, the Lenders from time to time a party hereto, REGIONS BANK, as administrative agent (in such capacity, “Administrative Agent”).
RECITALS:
WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility for the purposes set forth herein; and
WHEREAS, the Lenders have agreed to make the requested facility available on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
Section 1.    DEFINITIONS AND INTERPRETATION
Section 1.1    Definitions.
The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:
“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another Person or at least a majority of the Capital Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
“Adjusted EBITDA” means, for any period, the sum of (a) EBITDA of the Consolidated Parties for the immediately preceding calendar quarter plus (b) non-reoccurring charges not otherwise added back in the calculation of EBITDA of the Consolidated Parties for the purposes hereof under the definition of “EBITDA”, including acquisition expenses less (c) the Capital Reserves for such period.
“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for an Adjusted LIBOR Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in

Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by the Administrative Agent, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.
“Adjusted LIBOR Rate Loan” means Loans bearing interest based on the Adjusted LIBOR Rate.
“Adjusted NOI” means, for any period, (a) NOI from all Properties (or, for purposes of the definition of “Borrowing Base Real Property Mortgageability Cash Flow,” from the applicable Borrowing Base Real Properties) for such period, less (b) Capital Reserves attributable to such Property (or, for purposes of the definition of “Borrowing Base Real Property Mortgageability Cash Flow,” attributable to the applicable Borrowing Base Real Properties) for such period.
“Administrative Agent” means as defined in the introductory paragraph hereto, together with its successors and permitted assigns.
“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.
“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, whether pending, threatened in writing against any Credit Party or any of its Subsidiaries or any material property of any Credit Party or any of its Subsidiaries.
“Affected Lender” means as defined in Section 3.1(b).
“Affected Loans” means as defined in Section 3.1(b).
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means the Administrative Agent.
“Agreement” means as defined in the introductory paragraph hereto.
“Aggregate Borrowing Base Real Property Value Amount” means, with respect to any pool of Borrowing Base Real Properties as of any date of determination, the sum of the respective Borrowing Base Real Property Value Amounts of each of the Borrowing Base Real Properties in such pool.
“Aggregate Borrowing Base Securities Value Amount” means, as of any date of determination, the sum of the following: (a) with respect to any pool of Borrowing Base Securities as of such date of determination, the sum of the respective Borrowing Base Securities Value Amounts of each of the Borrowing Base Securities in such pool, plus (b) the cash balance as of such date of determination in any Securities Account which is subject to a Securities Account Control Agreement; provided, that such cash balance shall be calculated in accordance with the proviso to the definition of “Borrowing Base Securities Value Amount” with respect to any trades that have not settled as of such date of determination.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is FIFTY MILLION DOLLARS ($50,000,000.00).
“ALTA” means American Land Title Association.
“Applicable Laws” means, as to any Person, all laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Applicable Margin” means (a) from the Closing Date through the date one (1) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.1(c) for the Fiscal Quarter ending June 30, 2013, the percentage per annum based upon Pricing Level I in the table set forth below, and (b) thereafter, the percentage per annum determined by reference to the table set forth below using the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered to the Administrative Agent pursuant to Section 7.1(c), with any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio becoming effective on the date one (1) Business Day immediately following the date on which such Compliance Certificate is delivered.

Pricing Level	Consolidated Leverage Ratio	Adjusted LIBOR Rate Loans and Letter of Credit Fee	Base Rate Loans
I	<40%	2.2%	1.2%
II	≥40% and <50%	2.35%	1.35%
III	≥50%	2.5%	1.5%

Notwithstanding the foregoing, (x) if at any time a Compliance Certificate is not delivered when due in accordance herewith, then, upon the request of the Required Lenders, Pricing Level III as set forth in the table above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered and (y) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(e). For purposes of calculating the Unused Fee for any applicable period, “Applicable Margin” shall mean (i) 0.30%, if the Usage Percentage for such period is equal to or less than 50%, or (ii) 0.20%, if the Usage Percentage for such period is greater than 50%.
“Applicable Reserve Requirement” means, at any time, for any Adjusted LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the FRB, as in effect from time to time) under regulations issued from time to time by the FRB or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Adjusted LIBOR Rate Loans. An Adjusted LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements. The rate of interest on Adjusted LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
“Appraisal” means, with respect to each Borrowing Base Real Property, a FIRREA-compliant MAI appraisal of such Borrowing Base Real Property ordered by the Administrative Agent, from an appraiser and in form and substance reasonably acceptable to the Administrative Agent and initially dated as of a date not more than one hundred eighty (180) days prior to the date on which such Borrowing Base Real Property is first included in the calculation of the Borrowing Base, and any such new or updated appraisals meeting the foregoing requirements (other than the initial date) obtained by the Administrative Agent pursuant to Section 7.16.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Manager” means (a) any Person listed on Schedule 1.1A (as such schedule may be amended from time to time by the Borrower with the approval of the Administrative Agent) or (b) any other property manager reasonably acceptable to the Administrative Agent with experience managing properties which are substantially similar to the applicable Borrowing Base Real Property, and which is engaged to manage one or more Borrowing Base Real

Properties pursuant to a management agreement between such Person or property manager and the applicable Credit Party that owns (or ground leases) such Borrowing Base Real Property.
“Approved Securities” means any of the Securities identified on Schedule 1.1B, which schedule sets forth (i) the identity of the issuer of such Securities, (ii) the class or series or other similar description of such Securities (including whether the Capital Stock comprising such Securities is common or preferred), and (iii) the Designated Exchange on which such Securities are publicly traded. The Borrower shall have the right from time to time to amend or update Schedule 1.1B (including the information set forth in clauses (i) through (iii) set forth above for all Approved Securities) to include additional Securities as “Approved Securities” if (a) such Securities meet all of the Borrowing Base Securities Approval Conditions, and (b) the Administrative Agent shall have approved in writing the inclusion of such Securities as Approved Securities; provided, the Administrative Agent shall be deemed to have approved the inclusion of such Securities as additional Approved Securities unless the Administrative Agent shall have provided to Borrower written notice of its disapproval of such Securities within two (2) Business Days of the Borrower's request for approval of such Securities as additional Approved Securities. Such additional Securities shall immediately qualify as “Approved Securities” upon satisfaction of the foregoing requirements (including any deemed approval by the Administrative Agent), and all Approved Securities shall continue to qualify as “Approved Securities” until such date as any such Securities fail to meet the Borrowing Base Securities Approval Conditions.
“Asset Sale” means a sale, lease, sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Credit Party or any of its Subsidiaries' businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Capital Stock of any Subsidiary of the Borrower, other than (a) dispositions of surplus, obsolete or worn out property or property no longer used or useful in the business of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business; (b) dispositions of inventory sold, and Intellectual Property licensed or sublicensed, in the ordinary course of business; (c) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (d) dispositions of Cash Equivalents in the ordinary course of business; (e) licenses, sublicenses, leases or subleases granted to any third parties in arm's-length commercial transactions in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries; (f) dispositions of property or assets to the extent that (i) such property or assets are exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such dispositions of property or assets are promptly applied to the purchase price of such replacement property; (g) dispositions in the ordinary course of business consisting of the abandonment or cancellation of any Intellectual Property which, in the reasonable good faith determination of the Borrower is not material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole; and (h) transfers of property or assets subject to casualty, condemnation or similar event upon receipt of the insurance or condemnation proceeds thereof.
“Assignment Agreement” means an assignment agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.5(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.5 or any other form approved by the Administrative Agent.
“Assignment of Management Agreement” means, with respect to any management agreement with an Approved Manager with respect to any Real Estate Asset included as (or proposed to be included as) a Borrowing Base Real Property, an assignment and subordination of such management agreement in the form attached hereto as Exhibit 6.26-2 or otherwise in form and substance reasonably acceptable to the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Off-Balance Sheet Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or agreement that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or agreement were accounted for as a Capital Lease, (c) in the case of Securitization Transactions of any Person, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by such Person in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer, treasurer or assistant treasurer and, solely for purposes of making the certifications required under Section 5.1(b)(ii) and (iv), any secretary or assistant secretary.
“Available Commitment” shall mean, as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Commitment over (b) the aggregate outstanding principal amount of all Revolving Credit Exposure of such Lender as of such date.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”
“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency and such decree, order or appointment is not vacated or discharged within sixty (60) days of its filing; or (b) the commencement against such Person of an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of sixty (60) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its property; or (c) such Person shall commence a voluntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or make any general assignment for the benefit of creditors; or (d) the filing of a petition by such Person seeking to take advantage of any Debtor Relief Law or any other applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, or (e) such Person shall fail to contest in a timely and appropriate manner (and if not dismissed within sixty (60) days) or shall consent to any petition filed against it in an involuntary case under such bankruptcy laws or other applicable Law or consent to any proceeding or action relating to any bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts with respect to its assets or existence, or (f) such Person shall admit in writing an inability to pay its debts generally as they become due.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of one percent (0.50%) and (iii) the LIBOR Index Rate in effect on such day plus one percent (1.0%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate, respectively.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Borrower” means as provided in the introductory paragraph to this Agreement.
“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of Adjusted LIBOR Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Borrowing Base” means, as of any date of determination, the sum of (a) the Aggregate Borrowing Base Securities Value Amount, and (b) the lesser of (i) the Aggregate Borrowing Base Real Property Value Amount as of such date and (ii) the Borrowing Base Real Property Mortgageability Amount on such date; provided, however, at no time shall (x) the percentage of the Borrowing Base attributable to the Aggregate Borrowing Base Securities Value Amount on such date exceed 20%, or (y) the percentage of the Aggregate Borrowing Base Real Property Value Amount subject to Eligible Ground Leases on such date exceed 15%.
“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit 7.1(c)-2 hereto delivered to the Administrative Agent pursuant hereto and (a) setting forth each Real Estate Asset of the Credit Parties, identifying which such Real Estate Assets are Borrowing Base Real Properties and certifying (subject to the qualifications set forth in clause (b) herein) the Borrowing Base Real Property Value Amount with respect to each such Borrowing Base Real Property and the Borrowing Base Real Property Mortgageability Amount for all such Borrowing Base Real Properties, (b) certifying (in the Borrower's good faith and based upon its own information and the information made available to any Credit Party by the applicable Tenants in the case of Borrowing Base Real Properties, which information the Credit Parties believe in good faith to be true and correct in all material respects) (x) as to the calculation of the Borrowing Base attributable to Borrowing Base Real Properties and the percentage of the Borrowing Base attributable to Borrowing Base Real Properties, in each case as of the date of such certificate and (y) that each Real Estate Asset included in the calculation of the Borrowing Base meets each of the criteria for qualification as a Borrowing Base Real Property, and (c) providing such other information with respect to the Borrowing Base Real Properties as the Administrative Agent may reasonably require.
“Borrowing Base Property” means any Borrowing Base Real Property or any Borrowing Base Securities.
“Borrowing Base Real Property” means a Real Estate Asset which, as of any date of determination, is included as a “Borrowing Base Real Property” on the most recent Borrowing Base Certificate and satisfies all of the following requirements: (a) such Real Estate Asset is 100% owned by a Credit Party in fee simple or is leased by a Credit Party pursuant to an Eligible Ground Lease, and is located in the contiguous United States or the District of Columbia; (b) the Administrative Agent, on behalf of the Lenders, shall have received each of the Borrowing Base Real Property Deliverables with respect to such Real Estate Asset, in each case in form and substance acceptable to the Administrative Agent in its reasonable discretion; (c) such Real Estate Asset is not subject to any Lien (other than a Permitted Lien) or any Negative Pledge (other than pursuant to an Eligible Ground Lease); (d) such Real Estate Asset is free of all material mechanical and structural defects, except for defects individually or collectively which are not material to the profitable operation of such Real Estate Asset or if such defects are able to be corrected with available insurance proceeds and/or escrowed funds for such purchase; (e) such Real Estate Asset is a “core-style” property that has been fully developed, is operational and is utilized principally as an industrial, retail, office or multi-family building, is of high-quality design, is well located within a primary or secondary market and is maintaining a stable current income; (f) to the extent managed by a third-party property manager, such property manager is an Approved Manager, and such Real Estate Asset is being managed pursuant to a management agreement with such Approved Manager either substantially in the form previously approved by the Administrative Agent or otherwise in form and substance reasonably acceptable to the Administrative Agent (such management agreement to be approved by the Administrative Agent at the time such Real Estate Asset is first included in the Borrowing Base); (g) such Real Estate Asset is subject to one or more Tenant Leases (which, in the case of any Material Lease shall be reasonably acceptable to the Administrative Agent); provided, that, if such Real Estate Asset is an industrial property or a retail or office property, at the time such Real Estate Asset is included as a Borrowing Base Real Property, the minimum weighted average duration of all Tenant Leases related to Borrowing Base Real Properties that are industrial properties or retail or office properties (as the case may be, and including the Tenant Lease relating to the Real Estate Asset proposed for inclusion as a Borrowing Base Real Property) shall be (i) three and one half (3½) years, in the case of Borrowing Base Real Properties that are industrial properties, and (ii) five (5) years, in the case of Borrowing Base Real Properties that are retail and office properties; (h) no required rental payment, payments of real property taxes (except taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) or payments of premiums on insurance policies payable to the applicable Credit Party-owner under any Material Lease with respect to such Real Estate Asset is past due by more than 60 days, and no other material event of default (after the expiration of any applicable notice and/or cure period) has occurred and is then continuing under any Material Lease applicable to such Real Estate Asset; (i) no condemnation proceeding shall have resulted in a final, non-appealable condemnation of a material portion of such Real Estate Asset (and if a condemnation proceeding with respect to a material portion of such Real Estate Asset shall remain un-dismissed on the date on which such Real Estate Asset is proposed for inclusion as a Borrowing Base Property, such Real Estate Asset shall not be included as a Borrowing Base Real Property until such proceeding has been concluded in a manner reasonably satisfactory to the Administrative Agent); (j) no material casualty event shall have occurred with respect to the improvements located on such Real Estate Asset which is not able to be fully remediated with available insurance proceeds and/or escrowed or other segregated funds for such purpose; (k) no Hazardous Materials are located on or under such Real Estate Asset unless in material compliance with Environmental Law, and no other environmental conditions exist in connection with such Real Estate Asset which constitute a material violation of any Environmental Law unless, in each case, otherwise covered by insurance; (l) such Real Estate Asset shall have an Occupancy Rate such that the Occupancy Rate for all Borrowing Base Real Properties, on a pooled basis (including any Real Estate Asset proposed for inclusion as a Borrowing Base Real Property at the time of determination of such Occupancy Rate), is equal to or greater than eighty-five percent (85%); and (m) such Real Estate Asset has been approved by the Administrative Agent and the Required Lenders for inclusion in the Borrowing Base; provided, for purposes of this clause (m), (I) the Administrative Agent or a Lender shall be deemed to have conditionally approved a Real Estate Asset's inclusion as a “Borrowing Base Real Property” and confirmed the acceptability of each of the Conditional Approval BBP Deliverables with respect to such Real Estate Asset unless the Administrative Agent or such Lender (as the case may be) has delivered to the Administrative Agent (in the case of a Lender) and the Borrower in writing its rejection of any of the Conditional Approval BBP Deliverables or such Real Estate Asset's proposed inclusion as a “Borrowing Base Real Property” hereunder, on or prior to the date which is ten (10) Business Days following the Administrative Agent's and such Lender's receipt of Borrower's written request for conditional approval of such Real Estate Asset as a Borrowing Base Real Property and the Conditional Approval BBP Deliverables with respect to such Real Estate Asset, (II) a Lender shall be deemed to have given “final” approval of a Real Estate Asset's inclusion as a “Borrowing Base Real Property” and confirmed the acceptability of each of the Required Lender BBP Deliverables with respect to such Real Estate Asset unless such Lender has delivered to the Administrative Agent and the Borrower in writing its rejection of any of the Required Lender BBP Deliverables or such Real Estate Asset's proposed inclusion as a “Borrowing Base Real Property” hereunder, on or prior to the date which is five (5) Business Days following such Lender's receipt of the last of the Required Lender BBP Deliverables with respect to such Real Estate Asset (with the date of “receipt” to be defined, in each case, as the earlier of (x) the date on which such Required Lender BBP Deliverable is actually delivered to such Lender and (y) one (1) Business Day following the delivery of such Required Lender BBP Deliverable to the Administrative Agent), and (III) the Administrative Agent shall be deemed to have given “final” approval of a Real Estate Asset's inclusion as a “Borrowing Base Real Property” and confirmed the acceptability of each of the Borrowing Base Real Property Deliverables with respect to such Real Estate Asset unless the Administrative Agent has delivered to the Borrower in writing its rejection of any of the Borrowing Base Real Property Deliverables or such Real Estate Asset's proposed inclusion as a “Borrowing Base Real Property” hereunder, on or prior to the date which is five (5) Business Days following the Administrative Agent's receipt of all Borrowing Base Real Property Deliverables with respect to such Real Estate Asset.
“Borrowing Base Real Property Deliverables” means, with respect to any Real Estate Asset which is proposed for qualification as a “Borrowing Base Real Property” hereunder, a collective reference to each of the following (with each such item to be in form and substance reasonably acceptable to the Administrative Agent) items to be satisfied as a condition to such Real Estate Asset initially becoming a Borrowing Base Real Property:
(a)    a fully executed and notarized Mortgage (or a fully executed and notarized amendment or supplement to an existing Mortgage) with respect to such Real Estate Asset and a related legal opinion from special local counsel to the Credit Parties opining as to the propriety of the form of such documents for recording in the applicable jurisdiction and such other matters as may be reasonably required by the Administrative Agent;
(b)    a current rent roll and current operating statement for such Real Estate Asset (and operating statements or other operating history for the prior two (2) years for such Real Estate Asset, to the extent available), and a fully executed copy of each Tenant Lease with respect to such Real Estate Asset, together with an estoppel certificate and an SNDA from (x) each applicable Tenant under a Material Lease and (y) each applicable Tenant under any Tenant Lease that has been recorded (or will be recorded in connection with its execution) or for which a memorandum of lease has been recorded (or will be recorded in connection with the execution of such Tenant Lease);

(c)    an as built survey of the site constituting the Real Estate Asset sufficient in all cases to delete the standard survey exception from the applicable Mortgage Policy;
(d)    an Appraisal;
(e)    evidence as to the compliance of such Real Estate Asset and the improvements related thereto with applicable zoning and use requirements (it being understood that an appropriate zoning endorsement to the applicable Mortgage Policy (as defined herein) shall be deemed satisfactory evidence of such compliance);
(f)    (i) an ALTA mortgagee title insurance policy (or its equivalent in non-ALTA jurisdictions) or unconditional commitments therefor with respect to the applicable Real Estate Asset (the “Mortgage Policy”), insuring that the Mortgage creates a valid and enforceable first priority mortgage lien on the applicable Real Estate Asset, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy shall (A) be in an amount equal to the Borrowing Base Real Property Value Amount for such Real Estate Asset, (B) be from a title insurance company reasonably acceptable to the Administrative Agent, (C) include such available endorsements and reinsurance as the Administrative Agent may reasonably require, and (D) otherwise satisfy the reasonable title insurance requirements of the Administrative Agent, and (ii) evidence reasonably satisfactory to the Administrative Agent that the applicable Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such Real Estate Asset in the appropriate real estate records;
(g)    evidence as to whether the applicable Real Estate Asset is a Flood Hazard Property, and if such Real Estate Asset is a Flood Hazard Property, (i) the applicable Borrower's written acknowledgment of receipt of written notification from the Administrative Agent (A) as to the fact that such Real Estate Asset is a Flood Hazard Property and (B) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (ii) copies of insurance policies or certificates of insurance reasonably satisfactory to the Administrative Agent (which policies shall name the Administrative Agent as loss payee on behalf of the Lenders under a standard mortgagee endorsement), and evidencing flood insurance in an amount equal to the Borrowing Base Real Property Value Amount or the maximum limit of coverage available through the National Flood Insurance Program with respect to the Real Estate Asset, whichever is greater;
(h)    if any Tenant Lease with respect to such Real Estate Asset is a Material Lease, the Administrative Agent shall have reasonably determined that the Tenant under such Material Lease is an Eligible Tenant;
(i)    environmental site assessments (which shall include reliance language acceptable to the Administrative Agent in its reasonable discretion, or the Administrative Agent is otherwise provided a reliance letter acceptable to the Administrative Agent in its reasonable discretion) from environmental consultants reasonably acceptable to the Administrative Agent, dated as of a date reasonably acceptable to the Administrative Agent and prepared in accordance with current ASTM standards to satisfy EPA's prevailing All Appropriate Inquiries requirements and indicating that, as of such date, no Hazardous Substances or other conditions on, under or with respect to the applicable Real Estate Asset constitute a material violation of any Environmental Laws requiring remediation pursuant to an Environmental Law other than (a) those which have been addressed through remediation completed to the satisfaction of all Governmental Authorities (or such other resolution which has been accepted in writing by either the Administrative Agent or all Governmental Authority(ies) with jurisdiction relating to both the applicable Real Estate Asset and such recognized environmental conditions, and having authority to enforce any Environmental Laws with respect thereto) or (b) those which are conditions that are insurable, upon terms and conditions acceptable to the Administrative Agent, in its reasonable discretion, under the environmental insurance policy maintained by the Credit Parties;
(j)    a property condition report in form and substance reasonably acceptable to the Administrative Agent (and which shall include reliance language acceptable to the Administrative Agent in its reasonable discretion, or the Administrative Agent is otherwise provided a reliance letter acceptable to the Administrative Agent in its reasonable discretion);

(k)    evidence of insurance coverage with respect to such Real Estate Asset meeting the requirements set forth herein and establishing the Administrative Agent as loss payee, as required pursuant to the terms hereof;
(l)    in the case of a Real Estate Asset which constitutes a leasehold interest, evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Administrative Agent, has been properly recorded in all places to the extent necessary, in the reasonable judgment of the Administrative Agent, so as to enable the Mortgage encumbering such leasehold interest to effectively create a valid and enforceable first priority Lien (subject to Permitted Liens and required landlord consents) on such leasehold interest in favor of the Administrative Agent, and that such lease qualifies as an Eligible Ground Lease hereunder, together with such estoppels, waivers and/or consents from the ground lessor under such Eligible Ground Lease as are required by the terms thereof or are otherwise reasonably requested by the Administrative Agent; and
(m)    a copy of the management agreement (if any) with an Approved Manager respecting such Real Estate Asset, together with an Assignment of Management Agreement.
“Borrowing Base Real Property Mortgageability Amount” means, as of any date of calculation, the maximum principal amount which can be supported by the Borrowing Base Real Property Mortgageability Cash Flow and maintain a minimum implied debt service coverage ratio of 1.30x, assuming a 30 year amortization schedule (based on level payments) and an interest rate equal to the greater of (A) the ten year Treasury Rate plus 2.5% and (B) 6.5%.
“Borrowing Base Real Property Mortgageability Cash Flow” means, as of any date of determination, the sum of the Adjusted NOIs from each of the Borrowing Base Real Properties for the most recently-ended four (4) Fiscal Quarter period for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Agreement; provided, however, that Borrowing Base Real Property Mortgageability Cash Flow for the four (4) Fiscal Quarter period ending as of (a) June 30, 2013 shall be based on Borrowing Base Real Property Mortgageability Cash Flow for the period from the Closing Date to the end of such Fiscal Quarter annualized, (b) September 30, 2013 shall be based on Borrowing Base Real Property Mortgageability Cash Flow for the one Fiscal Quarter period then ended multiplied by 4, (c) December 31, 2013 shall be based on Borrowing Base Real Property Mortgageability Cash Flow for the two Fiscal Quarter period then ended multiplied by 2, and (d) March 31, 2014 shall be based on Borrowing Base Real Property Mortgageability Cash Flow for the three Fiscal Quarter period then ended multiplied by 1 1/3; provided, further, for purposes of the foregoing computations for any applicable four (4) fiscal quarter period, the Borrowing Base Real Property Mortgageability Cash Flow shall be equal to the sum of (x) for each Fiscal Quarter to be included in such calculation, the actual aggregate property-level Adjusted NOIs for such Fiscal Quarter of all Borrowing Base Real Properties owned during the entire Fiscal Quarter, plus (y) the aggregate annualized pro forma Adjusted NOIs for any Borrowing Base Real Properties acquired during the most recently-ended Fiscal Quarter included in such four (4) Fiscal Quarter calculation period.
“Borrowing Base Real Property Value Amount” means, with respect to any Borrowing Base Real Property, an amount equal to (a) sixty percent (60%) multiplied by (b) the Borrowing Base Real Property Value as of such date for such Borrowing Base Real Property.
“Borrowing Base Real Property Value” means, with respect to any Borrowing Base Real Property, an amount equal to the lesser of (a) the cost plus capitalized expenditures thereof and (b) the “as-is” appraised value pursuant to the most-recently obtained Appraisal related thereto.
“Borrowing Base Securities” means the Approved Securities owned by the Borrower which, as of any applicable date of determination, (a) are included as “Borrowing Base Securities” on the most recent Monthly Borrowing Base Securities Certificate, and (b) constitute Collateral under a Pledge and Security Agreement, and (c) are held in a Securities Account subject to a Securities Account Control Agreement.
“Borrowing Base Securities Approval Conditions” means, with respect to any Securities that are included (or proposed for inclusion) as Approved Securities identified on Schedule 1.1B and/or included as Borrowing Base Securities on Schedule 6.27 or in any Monthly Borrowing Base Securities Certificate, each of the following conditions:

(a) such Securities are publicly traded and are listed on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Select or Global Market Tier or such other major exchange where such Securities are listed, to the extent such other major exchange is reasonably acceptable to the Administrative Agent and the Required Lenders (each, a “Designated Exchange”), (b) the per share price for such Securities is at least $5.00; and (c) the issuer of such Securities is a REIT or a real estate operating company (so long as, in the case of a real estate operating company, such real estate operating company either (I) holds at least 50% of its assets in real estate or real estate-related operations, or (II) derives at least 50% of its revenues from real estate or real estate-related operations).
“Borrowing Base Securities Value Amount” means, as of any date of determination for each of the Borrowing Base Securities, an amount equal to the product of (a) 50%, multiplied by (b) the per share price of such Borrowing Base Securities at the close of such date of determination (or the most recent regular trading day (excluding after-hours trading) prior to such date if such date of determination is not a regular trading day) on the Designated Exchange on which such Borrowing Base Securities are listed (provided, if such Borrowing Base Securities are traded on more than one Designated Exchange, the Borrowing Base Securities Value Amount of such Borrowing Base Securities for any purpose under this Agreement shall be determined by using the average per share price), multiplied by (c) the number of shares of such Borrowing Base Securities owned by such Credit Party; provided, for purposes of clarification, (x) Approved Securities that have been sold pursuant to a trade initiated on or prior to the applicable date of determination but which trade has not settled as of such date of determination shall not be included as Borrowing Base Securities for purposes of calculating the Borrowing Base Securities Value Amount hereunder, but the expected net proceeds from any such sales trade upon settlement of such sales trade shall be included as “cash” held in such Securities Account for purposes of calculating the Aggregate Borrowing Base Securities Value Amount, and (y) Approved Securities that have been purchased pursuant to a purchase trade initiated on or prior to the applicable date of determination but which purchase trade has not settled as of such date of determination may be included as Borrowing Base Securities for purposes of calculating the Borrowing Base Securities Value Amount hereunder, but the cash applied or to be applied in connection with the settlement of such purchase trade shall not be included as “cash” held in such Securities Account for purposes of calculating the Aggregate Borrowing Base Securities Value Amount.
“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any Adjusted LIBOR Rate Loans (and in the case of determinations, the LIBOR Index Rate), the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Capital Reserves” means a reserve per annum that is calculated as the sum of (i) $0.15 per square foot times the gross leasable area for any industrial property in the Borrowing Base, (ii) $0.25 per square foot times the gross leasable area for any retail property in the Borrowing Base, (iii) $1.00 per square foot times the gross leasable area for any office property in the Borrowing Base, and (iv) $250 per unit times the number of units for any multi-family property in the Borrowing Base.
“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” means an obligation under a lease of any property (whether real, personal or mixed) that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, as collateral for the Letter of Credit Obligations or Swingline Loans, as applicable, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent, the Issuing Bank or Swingline Lender, as applicable, may agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Bank and/or Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody's; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A‑1 from S&P or at least P‑1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody's.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Capital Stock of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
(c)    the Parent ceases to own, directly or indirectly, 80% (or such lower percentage as may be approved by the Required Lenders from time to time) of the limited partnership interests in the Borrower.
“Closing Date” means May 1, 2013.
“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.
“Collateral Documents” means the Pledge and Security Agreements, the Mortgages, the Securities Account Control Agreements and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a Lien on any real, personal or mixed property of that Borrower as security for the Obligations.
“Commitments” means the Revolving Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 7.1(c)-1.
“Conditional Approval BBP Deliverables” means, with respect to any Real Estate Asset for which the Borrower seeks conditional approval as a “Borrowing Base Real Property” in accordance with the provisions of Section 8.18(a), a summary description of such Real Estate Asset (including without limitation, the street address of such Real Estate Asset, the size and type of property and such other information as may reasonably be required by the Administrative Agent and the Lenders to identify the location and the material characteristics of such Real Estate Asset), along with a copy of a current rent roll and current operating statements for such Real Estate Asset.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Fixed Charge Coverage Ratio” means the ratio as of the last day of (i) the Fiscal Quarter ending December 31, 2013 of (a) Adjusted EBITDA for such Fiscal Quarter multiplied by 4 to (b) Fixed Charges for such Fiscal Quarter multiplied by 4, (ii) the Fiscal Quarter ending March 31, 2014, of (a) Adjusted EBITDA for the two-Fiscal Quarter period then ending multiplied by 2 to (b) Fixed Charges for the two-Fiscal Quarter period then ending multiplied by 2, (iii) the Fiscal Quarter ending June 30, 2014, of (a) Adjusted EBITDA for the three-Fiscal Quarter period then ending multiplied by 4/3 to (b) Fixed Charges for the three-Fiscal Quarter period then ending multiplied by 4/3, and (iv) any subsequent Fiscal Quarter of (a) Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Fixed Charges for such four-Fiscal Quarter period.
“Consolidated Interest Charges” means, for any period, for the Consolidated Parties on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (iii) the implied interest component of Synthetic Leases with respect to such period.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Total Asset Value on such date.

“Consolidated Net Income” means, for any period, for the Consolidated Parties on a consolidated basis, the net income of the Parent and its Subsidiaries, excluding extraordinary gains and losses (for the avoidance of doubt, gains and losses from the sale of Real Estate Assets and/or Capital Stock shall not be considered extraordinary gains and losses), for such period, as determined in accordance with GAAP.
“Consolidated Parties” means a collective reference to the Parent and the Subsidiaries of the Parent, and “Consolidated Party” means any one of them.
“Consolidated Taxes” means, for any period, for the Consolidated Parties on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP.
“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, the aggregate amount of Indebtedness of the Consolidated Parties, on a consolidated basis.
“Construction-In-Process” means any Real Estate Asset which does not have buildings or other improvements located thereon, but which is under development for the construction of buildings or improvements (or, to the extent any buildings or improvements are located thereon, such buildings or other improvements are under construction and are non-operational, and no certificate[s] of occupancy have been issued with respect thereto).
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit 2.8.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of this Agreement, the Notes, the Collateral Documents, any Guarantor Joinder Agreement, the Fee Letter, any document executed and delivered by the Borrower and/or any other Credit Party pursuant to which any Aggregate Revolving Commitments are increased pursuant to Section 2.1(d)(ii), any documents or certificates executed by any Credit Party in favor of the Issuing Bank relating to Letters of Credit, and, to the extent evidencing or securing the Obligations, all other documents, instruments or agreements executed and delivered by any Credit Party for the benefit of the Administrative Agent, the Issuing Bank or any Lender in connection herewith or therewith, and including for the avoidance of doubt, any Guarantor Joinder Agreement (but specifically excluding secured Swap Contracts and secured Treasury Management Agreements).
“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.
“Credit Parties” means, collectively, the Borrower and each Guarantor.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than Adjusted LIBOR Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate) and the Letter of Credit Fee, the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum, (b) with respect to Adjusted LIBOR Rate Loans, the Adjusted LIBOR Rate plus the Applicable Margin, if any, applicable to Adjusted LIBOR Rate Loans plus two percent (2%) per annum and (c) with respect to the Letter of Credit Fee, the Applicable Margin plus two percent (2%) per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.
“Designated Exchange” means as defined in the definition of “Borrowing Base Securities Approval Conditions” contained in this Section 1.1.
“Dollars” and the sign “$” mean the lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.
“EBITDA” means, for any period, the sum of (a) an amount equal to Consolidated Net Income for such period (which shall include proceeds of business interruption insurance to the extent constituting income under GAAP) plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Consolidated Parties and Unconsolidated Affiliates for such period, (iii) depreciation and amortization expense of the Consolidated Parties and Unconsolidated Affiliates, (iv) other non-recurring expenses of the Consolidated Parties and Unconsolidated Affiliates reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) the costs and expenses of legal settlements, fines, judgments or orders to the extent reimbursed by insurance; and (vi) without duplication of any of the foregoing, all non-cash losses, charges, expenses or other items (including the effects of purchase accounting, stock compensation expense and other stock related charges) and items related to FAS 107 adjustments, FAS 141 adjustments, the straight lining of rents, tax stabilization adjustments, the amortization of non-cash interest expense and the amortization of market rate adjustments on any Indebtedness permitted under the Credit Documents (but excluding non-cash charges, expenses or other items that constitute an accrual of or reserve for future cash payments), minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Consolidated Parties and Unconsolidated Affiliates for such period and (ii) all non-recurring, non-cash gains increasing Consolidated Net Income for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period); provided, that, in the case of this subclause (ii), if any non-cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future be added to EBITDA for such period to the extent excluded from EBITDA in any prior period; provided, further, that, to the extent the calculations under clauses (a), (b) and (c) above include amounts allocable to Unconsolidated Affiliates, such calculations shall be without duplication and shall only include such amounts to the extent attributable to any Unconsolidated Affiliate Interests.
“ECP Rules” means as defined in Section 4.1.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.5(b), subject to any consents and representations, if any as may be required therein.
“Eligible Ground Lease” means, at any time, a ground lease (a) under which a Credit Party is the lessee and is the fee owner of the structural improvements located thereon, (b) that has a remaining term of not less than forty (40) years (including the initial term and any additional extension options that are solely at the option of such Credit Party), (c) where no party to such lease is subject to a then continuing Bankruptcy Event, (d) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of a first mortgage lender to the ground lessee thereunder and (e) where such Credit Party's interest in the underlying Real Estate Asset or the ground lease is not subordinate to any Lien other than any fee mortgage (so long as the mortgagee under such fee mortgage has agreed not to disturb the rights and interests of such Credit Party pursuant to a non-disturbance agreement reasonable satisfactory to the Administrative Agent), any Permitted Liens and such other encumbrances that are reasonably acceptable to the Administrative Agent.
“Eligible Tenant” means a Tenant which (a) is not in arrears on any required rental payment, payments of real property taxes or payments of premiums on insurance policies with respect to its lease beyond the later of (i) the applicable grace period with respect thereto, if any, and (ii) sixty (60) days; and (b) is not subject to a then continuing Bankruptcy Event.
“Environmental Claim” means any known investigation, written notice, written notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise), by any Person arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other written requirements of Governmental Authorities relating to (i)  any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii)  protection of the environment from pollution, in any manner applicable to any Credit Party or any of its Subsidiaries or their respective Facilities.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which Borrower or any Subsidiary assumed liability with respect to any of the foregoing.
“Environmental Permits” means all permits, licenses, orders, and authorizations which the Borrower or any of its Subsidiaries has obtained under Environmental Laws in connection with the Borrower's or any such Subsidiary's current Facilities or operations.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations thereunder.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in material liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability; (vii) the withdrawal of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 103(f)(2)(G) or ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such reorganization, insolvency or termination is reasonably likely to result in material liability; (viii) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability; (ix) the assertion of a material claim (other than routine claims for benefits and funding obligations in the ordinary course) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any Person in connection with any Pension Plan such Person sponsors or maintains reasonably likely to result in material liability; (x) receipt from the Internal Revenue Service of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA.
“Event of Default” means each of the conditions or events set forth in Section 9.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary of a Credit Party owning assets with a fair market value of less than $500,000.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor's failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.8 and any other “keepwell,” support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor's Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Extension Effective Date” means as defined in Section 2.18(a).
“Extension Notice” means as defined in Section 2.18(a).
“Extension Tax Tracking Fee” means as defined in Section 2.10(d).
“Facility” means any real property including all buildings, fixtures or other improvements located on such real property now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Internal Revenue Code.
“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated March 8, 2013 from Regions Bank and Regions Capital Markets, a division of Regions Bank to the Borrower, and executed by the Borrower on or about March 22, 2013.
“FFO Distribution Allowance” means, for any applicable four (4) calendar quarter period of the Consolidated Parties ending (a) prior to December 31, 2015, an unlimited amount, and (b) on or after December 31, 2015, an amount equal to 100% of Funds From Operations for such period.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Parent that such financial statements fairly present, in all material respects, the financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year‑end adjustments.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each calendar year.
“Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Charges for such period to the extent required to be paid in cash, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower, the Guarantors and their respective Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full (provided that any such regularly scheduled principal payments that are not payable monthly shall, for purposes of this definition, be treated as if such payment were payable in equal monthly installments commencing on such payment date to and including the month immediately prior to the date of the next such scheduled payment or, if there is no such next scheduled payment, the maturity date therefor), plus (c) all Preferred Dividends paid during such period. Each Consolidated Party's Ownership Share of the Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Fixed Charges.
“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of the Administrative Agent, for the benefit of the holders of the Obligations, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender's Revolving Commitment Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender's Revolving Commitment Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (except as provided in clauses (a)(ii) and (b) below):

(a)    all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments but specifically excluding (i) trade payables incurred in the ordinary course of business and (ii) earn outs or other similar deferred or contingent obligations incurred in connection with any Acquisition until such time as such earn outs or obligations are recognized as a liability on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP;
(b)    all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created), including, without limitation, any earn out obligations recognized as a liability on the balance sheet of the Parent and its Subsidiaries in accordance with GAAP;
(c)    all obligations under letters of credit (including standby and commercial), bankers' acceptances and similar instruments (including bank guaranties);
(d)    the Attributable Indebtedness of Capital Leases, Synthetic Leases and Securitization Transactions;
(e)    all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;
(f)    Guarantees in respect of Funded Debt of another Person; and
(g)    Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Guarantees in the case of Guarantees under clause (f).
“Funding Notice” means a notice substantially in the form of Exhibit 2.1.
“Funds From Operations” shall have the meaning promulgated by the National Association of Real Estate Investment Trusts at the time of closing (or, if approved by the Borrower and the Administrative Agent, as such meaning may be updated from time to time) which is the basis of the Parent's publicly filed financial statements, as adjusted by real estate acquisition costs and expenses for acquisitions that were consummated and impairment of real estate assets for the Consolidated Parties.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards

(including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing)).
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor Joinder Agreement” means a guarantor joinder agreement substantially in the form of Exhibit 7.14 delivered by a Domestic Subsidiary of the Borrower pursuant to Section 7.14.
“Guarantors” means (a) the Parent and each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto, (b) each other Person that joins as a Guarantor pursuant to Section 7.14, (c) with respect to (i) Obligations under any Swap Contract, (ii) Obligations under any Treasury Management Agreement and (iii) any Swap Obligation of a Specified Credit Party (determined before giving effect to Sections 4.1 and 4.8) under the Guaranty, the Borrower, and (d) their successors and permitted assigns.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Section 4.
“Hazardous Materials” means any hazardous substances defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 USCA 9601, et. seq., as amended (“CERCLA”), including any hazardous waste as defined under 40 C.F.R. Parts 260-270, gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to any Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Capital Stock (other than Mandatorily Redeemable Stock)); (h) net obligations under any Swap Contract (which shall be deemed to have an amount equal to the Swap Termination Value thereof at such time but in no event shall be less than zero); (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person's Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person's Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person's Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). The amount of any Indebtedness under clause (j) above shall be limited to lesser of the amount of such Indebtedness or the fair market value of the assets securing such Indebtedness, as reasonably determined by the Credit Parties.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” means as defined in Section 11.2(b).
“Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter; provided, however, that, solely for purposes of the definition of Base Rate, Index Rate Determination Date means the date of determination of the Base Rate.
“Initial Maturity Date” means as defined in the definition of “Maturity Date” contained in this Section 1.1.
“Intellectual Property” means all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises related to intellectual property, licenses related to intellectual property and other intellectual property rights.
“Interest Payment Date” means with respect to (a) any Base Rate Loan and any Swingline Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (b) any Adjusted LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan.
“Interest Period” means, in connection with an Adjusted LIBOR Rate Loan, an interest period of one (1), two (2) or three (3) months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment (except with respect to Investments in Borrowing Base Securities solely for purposes of determining the Borrowing Base Securities Value Amount for any applicable Borrowing Base Securities, which shall be determined as set forth in the proviso below) shall be the amount actually invested plus the cost of all additions thereto, minus repayment of or returns on such Investment, with adjustment for subsequent increases or decreases in the value of, or write-ups, write-downs or write-offs with respect to such Investment; provided, for purposes of determining the Borrowing Base Securities Value Amount for any applicable Borrowing Base Securities, the amount of any Investment in such Borrowing Base Securities shall be the fair market value of such Borrowing Base Securities reflected in the most recent Monthly Borrowing Base Securities Certificate delivered to the Administrative Agent in accordance herewith.
“Involuntary Disposition” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 2.3.
“Issuing Bank” means Regions Bank, in its capacity as issuer of Letters of Credit hereunder, together with its successors and permitted assigns.
“Lead Arranger” means Regions Capital Markets, a division of Regions Bank.
“Lender” means each financial institution with a Revolving Commitment, together with its successors and permitted assigns. The initial Lenders are identified on the signature pages hereto and are set forth on Appendix A.
“Letter of Credit” means any letter of credit issued hereunder.
“Letter of Credit Fees” means as defined in Section 2.10(b)(i).
“Letter of Credit Borrowing” means any Credit Extension resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.
“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrower, including Letter of Credit Borrowings. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.3(i), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Letter of Credit Sublimit” means, as of any date of determination, the lesser of (i) ten percent (10%) of the Aggregate Revolving Commitments and (ii) the aggregate Available Commitments then in effect.
“LIBOR Index Rate” means, for any interest rate calculation with respect to a Base Rate Loan on any date, (a) the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term of one month commencing that day in Dollars, determined two Business Days prior to such date as of approximately 11:00 a.m. (London, England time) on such day, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term of one month in Dollars, determined two (2) Business Days prior to such date as of approximately 11:00 a.m. (London, England time) on such day, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by the Administrative Agent, for which the LIBOR Index Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time).
“LIBOR Index Rate Loan” means Loans bearing interest based on the LIBOR Index Rate.
“LIBOR Loan” means Adjusted LIBOR Rate Loans or LIBOR Index Rate Loans, as applicable.
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Loan” means any Revolving Loan or Swingline Loan, and the Base Rate Loans and LIBOR Loans comprising such Loans.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock or other equivalent common Capital Stock), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for common stock or other equivalent common Capital Stock); in each case, on or prior to the date on which all of the Obligations are scheduled to be due and payable in full.
“Margin Stock” means as defined in Regulation U of the FRB as in effect from time to time.
“Master Agreement” means as defined in the definition of “Swap Contract” contained in this Section 1.1.

“Material Adverse Effect” means any effect, event, condition, action, omission, change or state of facts that has resulted in, or would reasonably be expected to result in, a material adverse effect with respect to (i) the business, operations, properties, assets, or financial condition of the Parent, the Borrower and their Subsidiaries taken as a whole; (ii) the ability of the Credit Parties, taken as a whole, to fully and timely perform the Obligations; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of any Credit Document to which it is a party; (iv) the value of the whole or any material part of the Collateral or the priority of Liens in the whole or any material part of the Collateral in favor of the Administrative Agent for the holders of the Obligations; or (v) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and any Lender or any holder of Obligations under any Credit Document.
“Material Contract” means any Contractual Obligation to which the Parent, the Borrower or any of their Subsidiaries, or any of their respective assets, are bound (other than those evidenced by the Credit Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.
“Material Lease” means any Tenant Lease which, individually or when aggregated with all other leases at such Borrowing Base Real Property with the same Tenant or any Affiliate of such Tenant, (A) accounts for one hundred percent (100%) of such Borrowing Base Real Property's rental income, or (B) demises either (x) (i) 10,000 square feet or more, in the case of a Borrowing Base Real Property that is a retail property, or (ii) 50,000 square feet or more, in the case of a Borrowing Base Real Property that is an office or industrial property, or (y) 35% or more of such Borrowing Base Real Property's gross leasable area. For purposes of determining whether a Tenant Lease which is a “pad” or “ground lease” is a Material Lease under the foregoing clause (B), the gross leasable area of any building to be used by the tenant shall be considered and not the surface land area to be leased pursuant to such Tenant Lease.
“Maturity Date” means (a) May 1, 2015 (the “Initial Maturity Date”), or (b) if the Initial Maturity Date set forth in the preceding clause (a) is extended pursuant to Section 2.18, such extended maturity date as determined pursuant to such Section; provided, however, that, in either case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Monthly Borrowing Base Securities Certificate” shall mean a certificate substantially in the form of Exhibit 7.1(c)-3 hereto delivered to the Administrative Agent pursuant to Section 7.1(c)(iii) or otherwise pursuant hereto and (a) setting forth all shares of Approved Securities owned by any Credit Party, identifying which such shares of Approved Securities are Borrowing Base Securities and certifying the Aggregate Borrowing Base Securities Value Amount with respect to the Borrowing Base Securities, (b) certifying (in the Borrower's good faith and based upon its own information and the information made available to any Credit Party) (x) as to the calculation of the Borrowing Base Securities Value Amount and the percentage of the Borrowing Base attributable to Borrowing Base Securities, in each case as of the date of such certificate and (y) that all shares of such Approved Securities included in the calculation of the Borrowing Base Securities Value Amount meets each of the criteria for qualification as Borrowing Base Securities, and (c) providing such other information with respect to the Borrowing Base Securities as the Administrative Agent may reasonably require.
“Moody's” means Moody's Investor Services, Inc., together with its successors.
“Mortgage” means any deed of trust, trust deed, deed to secure debt, indemnity deed of trust, or mortgage, in substantially the form of Exhibit 6.23 (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel in their reasonable discretion to account for local law matters) or such other form as may be reasonably satisfactory to the Administrative Agent and its counsel (including, without limitation, an amendment to or amendment and restatement of an existing deed of trust, trust deed, deed to secure debt, indemnity deed of trust, or mortgage) and covering the Real Estate Asset described therein (together with an assignment of leases and rents referred to therein, if any).
“Mortgage Policy” means as defined in the definition of “Borrowing Base Real Property Deliverables” contained in this Section 1.1.

“Mortgage Receivables” means any loan receivables or similar contracts or arrangements for the payment of money, whether senior or subordinated (in right of payment or otherwise), the obligations under which are secured or backed by commercial real estate, which loan receivables may include commercial mortgage pass-through certificates and commercial mortgage-backed bonds or similar securities and the commercial mortgage loans and properties underlying or backing them, or whole loans , whether senior or subordinated (in right of payment or otherwise), secured by commercial real estate.
“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously, within the preceding six (6) years, sponsored, maintained or contributed to or was required to contributed to, and still has liability.
“Negative Pledge” means any agreement (other than this Agreement or any other Credit Document) that in whole or in part prohibits the creation of any Lien on any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person's ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person's ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Agreement.
“Net Operating Income” or “NOI” means, for any Property and for a given period, an amount equal to the sum of (a) the gross revenues for such Property for such fiscal period received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of Tenants' obligations for rent), minus (b) all operating expenses incurred with respect to such Property for such fiscal period (including an appropriate accrual for property taxes, insurance and other expenses not paid quarterly, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses), including a management fee equal to the greater of 3% or actual, minus, without duplication of the foregoing, rental payments made by the applicable Credit Party with respect to any Eligible Ground Lease relating to such Property.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Sections 11.4(b) or (c) and (ii) has been approved by the Required Lenders (or all other Lenders, in the case of any such consent, waiver or amendment that requires the approval of all Lenders) (other than, in each case, any Defaulting Lender).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Indebtedness” means any Indebtedness of a Person or with respect to the assets of such Person, in each case, which is not Recourse Indebtedness.
“Note” means a Revolving Loan Note or a Swingline Note.
“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.
“Obligations” means, with respect to each Credit Party, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Credit Party and any Swap Bank that is permitted to be incurred pursuant to Section 8.1(f) and (b) all obligations under any Treasury Management Agreement between any Credit Party and any Treasury Management Bank; provided, however, that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“Occupancy Rate” means, as of any date of determination (a) the aggregate square footage of leaseable area of a Borrowing Base Real Property that is leased by one or more Tenants on such date divided by (b) the gross square footage of leaseable area of such Borrowing Base Real Property on such date.
“OFAC” means the U.S. Department of the Treasury's Office of Foreign Assets Control.
“Off-Balance Sheet Obligation” means the monetary obligation of a Person under (a) a Synthetic Lease or similar off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).
“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrower of any drawing under any Letter of Credit.
“Ownership Share” means the percentage of the Capital Stock owned by a Consolidated Party in an Unconsolidated Affiliate accounted for pursuant to the equity method of accounting under GAAP.
“Parent” means as provided in the introductory paragraph to this Agreement.
“Participant” means as defined in Section 11.5(d).
“Participant Register” means as defined in Section 11.5(d).
“Patriot Act” means as defined in Section 6.15(f).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously, within the preceding six (6) years, sponsored, maintained or contributed to, or was required to contribute to, and still has liability.
“Permitted Liens” means each of the Liens permitted pursuant to Section 8.2.
“Permitted Refinancing” means any extension, renewal or replacement of any existing Indebtedness so long as any such renewal, refinancing and extension of such Indebtedness (a) has market terms and conditions, (b) has an average life to maturity that is greater than that of the Indebtedness being extended, renewed or refinanced, (c) does not include an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, unless such obligor is otherwise permitted to incur such Indebtedness pursuant to Section 8.1, (d) remains subordinated, if the Indebtedness being refinanced or extended was subordinated to the prior payment of the Obligations, such extended, renewed or refinanced Indebtedness, (e) does not exceed in a principal amount the Indebtedness being renewed, extended or refinanced plus reasonable fees and expenses incurred in connection therewith, and (f) is not incurred, created or assumed, if any Event of Default has occurred and continues to exist or would result therefrom.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Pledge and Security Agreement” means each pledge and security agreement in substantially the form of Exhibit 6.22 (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel in their reasonable discretion) or such other form as may be reasonably satisfactory to the Administrative Agent and its counsel (including, without limitation, an amendment or supplement to or amendment and restatement of an existing pledge and security agreement) and covering the Collateral described therein given by any Credit Party, as pledgor (or by the Credit Parties, as pledgors), to the Administrative Agent for the benefit of the holders of the Secured Obligations (as defined therein) pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.
“Preferred Dividends” means, for any given period and without duplication, all Restricted Payments accrued or paid (and in the case of Restricted Payments paid, which were not accrued during a prior period) during such period on Preferred Stock issued by a Credit Party or a Subsidiary. Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Capital Stock (other than Mandatorily Redeemable Stock) payable to holders of such class of Capital Stock; (b) to the Borrower or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Stock, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Stock” means, with respect to any Person, Capital Stock in such Person which are entitled to preference or priority over any other Capital Stock in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prime Rate” means the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Administrative Agent's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.
“Principal Office” means, for the Administrative Agent, the Swingline Lender and the Issuing Bank, such Person's “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrower and each Lender.
“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Qualified ECP Guarantor” means, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Estate Asset” means, a parcel of real property, together with all improvements (if any) thereon (including all tangible personal property owned by the person with a fee or leasehold interest in such real property and used in connection with such fee or leasehold interest in such real property), owned in fee simple or leased pursuant to a ground lease by any Person; “Real Estate Assets” means a collective reference to each Real Estate Asset.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.
“Recourse Indebtedness” means any Indebtedness of any Person or with respect to the assets of such Person, in each case, for which such Person is personally liable to the holder of such Indebtedness, other than solely pursuant to customary recourse exceptions to non-liability (including those related to indemnities for environmentally-related costs, expenses and liabilities).
“Refunded Swingline Loans” as defined in Section 2.2(b)(iii).
“Register” means as defined in Section 11.5(c).
“Reimbursement Date” means as defined in Section 2.3(d).
“REIT” means a real estate investment trust as defined in Sections 856 through 860 of the Internal Revenue Code.
“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Removal Effective Date” means as defined in Section 9.6(b).
“Required Lender BBP Deliverables” means, with respect to each Real Estate Asset proposed for inclusion in the Borrowing Base as a Borrowing Base Real Property, (a) each of the Conditional Approval BBP Deliverables and (b) each of the following: (i) a copy of the Appraisal for such Real Estate Asset delivered or obtained pursuant to clause (d) of the definition of “Borrowing Base Real Property Deliverables,” (ii) evidence of insurance coverage with respect to such Real Estate Asset delivered pursuant to clause (k) of the definition of “Borrowing Base Real Property Deliverables,” (iii) a copy of each Material Lease with respect to such Real Estate Asset, (iv) copies of each environmental site assessment with respect to such Real Estate Asset delivered pursuant to clause (i) of the definition of “Borrowing Base Real Property Deliverables,” (v) a copy of the property condition report with respect to such Real Estate Asset delivered pursuant to clause (j) of the definition of “Borrowing Base Real Property Deliverables,” and (vi) if such Real Estate Asset is a ground leasehold interest, a copy of the ground lease with respect thereto and each memorandum of lease or other evidence of such ground lease delivered pursuant to clause (l) of the definition of “Borrowing Base Real Property Deliverables.”
“Required Lenders” means, as of any date of determination, at least two (2) Lenders (unless there is only one Lender as of such date of determination) having at least sixty-six and two-thirds percent (66⅔%) of the aggregate amount of the unfunded Commitments, the outstanding Loans and the Letter of Credit Obligations, or, if the Commitments have been terminated, at least two (2) Lenders (unless there is only one Lender as of such date of determination) holding in the aggregate at least sixty-six and two-thirds percent (66⅔%) of the outstanding Loans and Letter of Credit Obligations (including, in each case, the aggregate amount of each Lender's risk participation and funded participation in Letter of Credit Obligations and Swingline Loans); provided that the Commitments of, and the portion of the Loans and Letter of Credit Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resignation Effective Date” means as defined in Section 9.6(a).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the any Credit Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to any Credit Party's stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.
“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender's Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is FIFTY MILLION DOLLARS ($50,000,000.00).
“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender's Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Section 9.2 or if the Aggregate Revolving Commitments have expired, then the Revolving Commitment Percentage of each Lender shall be determined based on the Revolving Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Revolving Commitment Percentages are set forth on Appendix A. The Revolving Commitment Percentages shall be subject to adjustment as provided in Section 2.16.
“Revolving Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Commitment Termination Date or (ii) in the case of the Letters of Credit, the expiration date thereof, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.
“Revolving Commitment Termination Date” means the earliest to occur of (a) the Maturity Date; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11(b); and (c) the date of the termination of the Revolving Commitments pursuant to Section 9.2.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender's participation in Letter of Credit Obligations and Swingline Loans at such time.
“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.1(a).
“Revolving Loan Note” means a promissory note in the form of Exhibit 2.5-1, as it may be amended, supplemented or otherwise modified from time to time.
“Revolving Obligations” means the Revolving Loans, the Letter of Credit Obligations and the Swingline Loans.
“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“SEC” means the United States Securities and Exchange Commission.
“S&P” means Standard & Poor's Financial Services LLC, a subsidiary of The McGraw Hill Corporation, together with its successors.
“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement (e.g., stock appreciation rights), options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Account” means the “Securities Account” described in the State Street Securities Account Control Agreement, or any other or successor securities account identified by the Borrower and approved by the Administrative Agent (in its reasonable discretion) in which Borrowing Base Securities may be held from time to time.
“Securities Account Control Agreement” shall mean (a) the State Street Securities Account Control Agreement, or (b) any other or successor agreement among the Borrower, a securities intermediary, and the Administrative Agent, in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the Uniform Commercial Code) over the Securities Account described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.
“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.
“Share Redemption Program” means the share redemption plan of the Parent whereby the Parent will redeem its Class A shares and Class B shares of its common stock, as more particularly described in the Registration Statement on Form S-11 of the Parent (No. 333-180356).
“Shareholder Equity” means, as of any date of determination, consolidated shareholders' equity of the Consolidated Parties as of that date determined in accordance with GAAP.
“SNDA” means, with respect to any lease with respect to a Borrowing Base Real Property, a subordination, non disturbance and attornment agreement by and between the Administrative Agent, on behalf of the Lenders, and the Tenant that is a party to such lease, in (i) the form attached hereto as Exhibit 6.26-1, (ii) the form that such Tenant is required to provide to a lender pursuant to the terms of its lease (with such revisions as are reasonably required by the Administrative Agent) or (iii) such other form as is reasonably acceptable to the Administrative Agent.
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Credit Party” means any Credit Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).
“Specified Negative Covenant” means as defined in Section 1.3(k).
“State Street Securities Account Control Agreement” means that certain Control Agreement dated on or about the Closing Date by and among the Borrower, State Street Bank and Trust Company, a Massachusetts trust company, and the Administrative Agent, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.
“Subordinated Debt” means any Indebtedness of the Borrower or any of its Subsidiaries that by its terms is expressly subordinated in right of payment to the prior payment of the Obligations under this Agreement on terms and conditions, and evidenced by documentation, reasonably satisfactory to the Administrative Agent.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.
“Swap Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Swap Contract with any Credit Party and (b) any Lender on the Closing Date or Affiliate of such Lender that is party to a Swap Contract with any Credit Party in existence on the Closing Date, in each case to the extent permitted by Section 8.1(f).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swingline Lender” means Regions Bank in its capacity as Swingline Lender hereunder, together with its successors and permitted assigns in such capacity.
“Swingline Loan” means a Loan made by the Swingline Lender to the Borrower pursuant to Section 2.2.
“Swingline Note” means a promissory note in the form of Exhibit 2.5-2, as it may be amended, supplemented or otherwise modified from time to time.
“Swingline Rate” means the Base Rate plus the Applicable Margin applicable to Base Rate Loans.
“Swingline Sublimit” means, at any time of determination, the lesser of (i) ten percent (10%) of the Aggregate Revolving Commitments and (ii) the aggregate Available Commitments then in effect.
“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Tangible Net Worth” means, as of a given date, (a) the Shareholder Equity of the Parent and its Subsidiaries determined on a consolidated basis plus (b) accumulated depreciation and amortization expense minus (c) the following (to the extent reflected in determining Shareholder Equity of the Parent and its Subsidiaries): (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.
“Tax Tracking Fee” means as defined in Section 2.10(d).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenant” means any Person who is a lessee with respect to any Tenant Lease held by a Credit Party as lessor or as an assignee of the lessor thereunder.
“Tenant Lease” means any lease, sublease or sub-sublease agreement (whether written or oral) pursuant to which any Person (other than a Credit Party) is granted a possessory interest in, or right to use or occupy all or any portion of, any Borrowing Base Real Property (provided, the term “Tenant Lease” shall not include any lease, sublease or sub-sublease agreement with respect to any residential unit in a multi-family residential Real Estate Asset), and every modification, amendment or other agreement relating to such lease, sublease or sub-sublease agreement entered into in connection with such lease, sublease or sub-sublease agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by such Person under any such lease, sublease or sub-sublease agreement.
“Termination Date” means as defined in the lead-in to Section 7.

“Total Asset Value” shall be defined as the sum of (i) the GAAP book value for all Properties of the Borrower, the Parent and their Subsidiaries, plus the allowance for accumulated depreciation for such Properties, plus (ii) market value of all securities, plus (iii) cash and cash equivalents, plus (iv) the GAAP book value of any other tangible assets, including Mortgage Receivables and stock holdings, plus the allowance for accumulated depreciation for such assets, plus (v) without duplication, the Ownership Share of any Consolidated Party of items (i)-(iv) of Unconsolidated Affiliates.
“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
“Treasury Management Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Treasury Management Agreement with any Credit Party and (b) any Lender on the Closing Date or Affiliate of such Lender that is a party to a Treasury Management Agreement with any Credit Party in existence on the Closing Date.
“Type of Loan” means a Base Rate Loan or a LIBOR Loan.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).
“Unaudited First Quarter 2013 Financial Statements” means as defined in Section 6.7(b).
“Unconsolidated Affiliate” means any corporation, partnership, association, joint venture or other entity in each case which is not a Consolidated Party and in which a Consolidated Party owns, directly or indirectly, any Capital Stock.
“Unimproved Land” means any Real Estate Asset consisting solely of unimproved land on which no construction or general development activity has commenced, but which is zoned for its intended use and is otherwise suitable for future development; provided, the term “Unimproved Land” shall not include any pad, out-parcel or similar separate parcel included in or adjacent to and part of a larger development of real property comprising any other Real Estate Asset (unless such other Real Estate Asset is Unimproved Land).
“United States” or “U.S.” means the United States of America.
“Unused Fee” means as defined in Section 2.10(a).
“Usage Percentage” shall mean, for any applicable period of determination, the quotient (expressed as a percentage) of (x) the actual daily amount of the Outstanding Amount of Revolving Loans plus the Outstanding Amount of Letter of Credit Obligations, subject to adjustments as provided in Section 2.16, for such period, divided by (y) the Aggregate Revolving Commitments. For purposes of calculating the Usage Percentage hereunder, Swingline Loans shall not be included as Revolving Loans or otherwise be counted toward or be considered as usage of the Aggregate Revolving Commitments.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” means as defined in Section 3.3(f).
“Withholding Agent” means any Credit Party and the Administrative Agent.
Section 1.2    Accounting Terms.

(a)    Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to clauses (a), (b), (c) and (d) of Section 7.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 7.1(g), if applicable). If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial covenant or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then the Administrative Agent and Borrower shall negotiate in good faith to amend such financial covenant, requirement or applicable defined terms to preserve the original intent thereof in light of such change to GAAP (but which amendment shall be subject to the approval of the Required Lenders), provided that, until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to clauses (a), (b), (c) and (d) of Section 7.1 as to which no such objection has been made.
(b)    FASB ASC 825 and FASB ASC 470-20. Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
Section 1.3    Rules of Interpretation.
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    The terms lease and license shall include sub-lease and sub-license.
(c)    All terms not specifically defined herein or by GAAP, which terms are defined in the UCC, shall have the meanings assigned to them in the UCC of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the UCC of such jurisdiction.
(d)    Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.
(e)    To the extent that any of the representations and warranties contained in Section 6 under this Agreement or in any of the other Credit Documents is qualified by “Material Adverse Effect”, the qualifier “in all material respects” contained in Section 5.2(c) and the qualifier “in any material respect” contained in Section 9.1(d) shall not apply.

(f)    Whenever the phrase “to the knowledge of” or words of similar import relating to the knowledge of a Person are used herein or in any other Credit Document, such phrase shall mean and refer to the actual knowledge of the Authorized Officers of such Person.
(g)    This Agreement and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Credit Parties, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent's or any Lender's involvement in the preparation of such documents.
(h)    Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.
(i)    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application or other issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(j)    Unless otherwise stated herein, when the performance of any covenant, duty or obligation is stated to be required on a day which is not a Business Day, the date of such performance shall extend to the next Business Day.
(k)    For purposes of determining compliance with any negative covenant set forth in Section 8.2 (Liens), Section 8.6 (Investments), Section 8.10 (Fundamental Changes; Dispositions; Acquisitions), and Section 8.4 (Restricted Payments) (each of the foregoing the “Specified Negative Covenants”), (i) in the event that any Lien, Investment, disposition, or Restricted Payment meets the criteria of more than one of the categories permitted under the Specified Negative Covenants, the Borrower, in its sole discretion, may classify or reclassify such Lien, Investment, Indebtedness, disposition, or Restricted Payment, as the case may be (or any portion thereof), and will only be required to include the amount and type of such Lien, Investment, Indebtedness, disposition, or Restricted Payment, as the case may be, in one permitted category of Lien, Investment, disposition, or Restricted Payment, as the case may be and (ii) at the time of incurrence or reclassification, the Borrower will be entitled to divide and classify such Lien, Investment, disposition, or Restricted Payment, as the case may be, among the relevant categories permitted under the Specified Negative Covenants.
Section 2    LOANS AND LETTERS OF CREDIT
Section 2.1    Revolving Loans.
(a)    Revolving Loans. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrower in an aggregate amount up to but not exceeding such Lender's Revolving Commitment; provided, that after giving effect to the making of any Revolving Loan, in no event shall the Outstanding Amount of Revolving Obligations exceed the lesser of (i) the Aggregate Revolving Commitments, and (ii) the Borrowing Base as of such date. Subject to Sections 2.11(d) and 2.12(b)(ii), amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed without premium or penalty (subject to Section 3.1(c)) during the Revolving Commitment Period. The Revolving Loans may consist of Base Rate Loans, Adjusted LIBOR Rate Loans, or a combination thereof, as the Borrower may request. Each Lender's Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
(b)    [Reserved].
(c)    Mechanics for Revolving Loans.
(i)    Except pursuant to Section 2.2(b)(iii), all Revolving Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
(ii)    Whenever the Borrower desires that the Lenders make a Revolving Loan, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than (x) 1:00 p.m. at least three (3) Business Days in advance of the proposed Credit Date in the case of an Adjusted LIBOR Rate Loan and (y) 1:00 p.m. at least one (1) Business Day in advance of the proposed Credit Date in the case of a Loan that is a Base Rate Loan. Except as otherwise provided herein, any Funding Notice for any Loans that are Adjusted LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.
(iii)    Notice of receipt of each Funding Notice in respect of each Revolving Loan, together with the amount of each Lender's Revolving Commitment Percentage thereof, respectively, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 1:00 p.m.) not later than 4:00 p.m. on the same day as the Administrative Agent's receipt of such notice from the Borrower.
(iv)    Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan available to the Administrative Agent not later than 11:00 a.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent's Principal Office. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Credit Extension available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all Loans received by the Administrative Agent in connection with the Credit Extension from the Lenders to be credited to the account of the Borrower at the Administrative Agent's Principal Office or such other account as may be designated in writing to the Administrative Agent by the Borrower.
(d)    Increase in Revolving Commitments. The Borrower may, at any time and from time to time during the period beginning on the Closing Date and ending on the date that is twelve (12) months following the Closing Date (such period, the “Accordion Option Period”), increase the Revolving Commitments, subject to the following:
(i)    the aggregate principal amount of all such increases in the Revolving Commitments pursuant to this Section 2.1(d) shall not exceed ONE HUNDRED MILLION DOLLARS ($100,000,000);
(ii)    the Borrower shall provide prior written notice to the Administrative Agent that the Aggregate Revolving Commitments shall be increased, such increase to be effective upon the receipt of (x) additional Revolving Commitments from any existing Lender with a Revolving Commitment or (y) new Revolving Commitments from any other Person selected by the Lead Arranger, the Borrower or the Administrative Agent and which Person shall be reasonably acceptable to the Lead Arranger, the Borrower, the Administrative Agent and the Issuing Bank; provided that:

(A)    (I) any such increase shall be in a minimum principal amount of $25,000,000 and in integral multiples of $25,000,000 in excess thereof, and (II) a maximum of two (2) such increases in the Aggregate Revolving Commitments may be made during the Accordion Option Period;
(B)    no Default or Event of Default shall exist before and immediately after giving effect to such increase;
(C)    the Borrower shall be in compliance, after giving effect to the incurrence of any such increase in the Revolving Commitments, with the financial covenants set forth in clauses (a) and (b) of Section 8.8, recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 7.1;
(D)    no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender's sole and absolute discretion;
(E)    (1) any new Lender (which new Lender shall be acceptable to the Borrower, the Administrative Agent and the Lead Arranger) providing a Revolving Commitment in connection with any increase in Aggregate Revolving Commitments shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent;
(F)    any such increase in the Revolving Commitments shall be subject to receipt by the Administrative Agent of a certificate of the Borrower dated as of the date of such increase signed by an Authorized Officer of the Borrower certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Section 6 and the other Credit Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.1(d), the representations and warranties contained in Section 6.7 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 7.1, and (ii) no Default or Event of Default exists; and
(G)    to the extent that the joinder or commitment agreements described in clause (D) above provide for an applicable margin of, and/or commitment or unused fee for, additional Revolving Commitments greater than the Applicable Margin and/or Unused Fee with respect to the existing Revolving Commitments at such time, the Applicable Margin and/or the Unused Fee (as applicable) for the existing Revolving Commitments shall be increased automatically (without the consent of Required Lenders) such that the Applicable Margin and/or the Unused Fee (as applicable) for such existing Revolving Commitments is not less than the applicable margin and/or the commitment or unused fee (as applicable) for such additional Revolving Commitments;
(iii)    the Borrower shall have delivered to each of the Lenders (including the Swingline Lender) such Note or Notes (including the Swingline Note) as are required to be delivered pursuant to Section 2.5(b); and
(iv)    the Borrower shall have delivered to each of the new Lenders a duly completed and executed form FR U-1 for each applicable Credit Party and such new Lender, along with such other documentation and certificates as are necessary to comply with Regulation U of the FRB.

The Borrower shall prepay any Revolving Loans owing under this Agreement on the date of any such increase in the Revolving Commitments to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any non-ratable increase in the Revolving Commitments under this Section.
Section 2.2    Swingline Loans.
(a)    Swingline Loans Commitments. If (x) the Aggregate Revolving Commitments have been increased during the Accordion Option Period in accordance with Section 2.1(d) and (y) at least one (1) new Lender shall have become a party hereto as a Lender in connection with such increase, then, during the Revolving Commitment Period and subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower in the aggregate amount up to but not exceeding the Swingline Sublimit; provided, that after giving effect to the making of any Swingline Loan, in no event shall the Outstanding Amount of the Revolving Obligations exceed the lesser of (i) the Revolving Commitments then in effect, and (ii) the Borrowing Base as of such date. Subject to Sections 2.11(d) and 2.12(b)(ii), amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed during the Revolving Commitment Period. The Swingline Lender's Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans and the Revolving Commitments shall be paid in full no later than such date.
(b)    Borrowing Mechanics for Swingline Loans.
(i)    Whenever the Borrower desires that the Swingline Lender make a Swingline Loan, the Borrower shall deliver to the Administrative Agent a Funding Notice no later than 11:00 a.m. on the proposed Credit Date.
(ii)    The Swingline Lender shall make the amount of its Swingline Loan available to the Administrative Agent not later than 3:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent's Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swingline Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swingline Loans received by the Administrative Agent from the Swingline Lender to be credited to the account of the Borrower at the Administrative Agent's Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.
(iii)    With respect to any Swingline Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.11, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m. on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by a Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swingline Loans and (2) on the day such Revolving Loans are made, the Swingline Lender's Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall no longer be due under the Swingline Note of the Swingline Lender but shall instead constitute part of the Swingline Lender's outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to the Swingline Lender. The Borrower hereby authorizes the

Administrative Agent and the Swingline Lender to charge the Borrower's accounts with the Administrative Agent and the Swingline Lender (up to the amount available in each such account) in order to immediately pay the Swingline Lender the amount of the Refunded Swingline Loans to the extent of the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swingline Lender, are insufficient to repay in full the Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.
(iv)    If for any reason Revolving Loans are not made pursuant to Section 2.2(b)(iii) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans, and in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon. On the Business Day that notice is provided by the Swingline Lender (or by the 11:00 a.m. on the following Business Day if such notice is provided after 2:00 p.m.), each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender's participation as provided in this paragraph, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
(v)    Notwithstanding anything contained herein to the contrary, (1) each Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to clause (iii) above and each Lender's obligation to purchase a participation in any unpaid Swingline Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set‑off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swingline Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 5.2 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans were not satisfied at the time such Refunded Swingline Loans or other unpaid Swingline Loans were made; and (2) the Swingline Lender shall not be obligated to make any Swingline Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, or (B) it does not in good faith believe that all conditions under Section 5.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders.
Section 2.3    Issuances of Letters of Credit and Purchase of Participations Therein.
(a)    Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof (including Section 2.11(d)), the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each

Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Outstanding Amount of the Revolving Obligations exceed the lesser of (x) the Revolving Commitments then in effect and (y) the Borrowing Base as of such date; (iv) after giving effect to such issuance, in no event shall the Outstanding Amount of the Letter of Credit Obligations exceed the Letter of Credit Sublimit then in effect; and (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) seven (7) days prior to the Revolving Commitment Termination Date, and (2) the date which is one (1) year from the date of issuance of such standby Letter of Credit. Subject to the foregoing (other than clause (v)), the Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one (1) year each, unless the Issuing Bank elects not to extend for any such additional period; provided, the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing or if the aggregate Available Commitments and the aggregate Revolving Commitments have been automatically and permanently reduced in accordance with the provisions of Section 2.11(d), in either case at the time the Issuing Bank must elect to allow such extension and ; provided, further, in the event that any Lender is at such time a Defaulting Lender, unless the Issuing Bank has entered into arrangements reasonably satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Bank's Fronting Exposure with respect to such Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender's Revolving Commitment Percentage of the Outstanding Amount of the Letter of Credit Obligations in a manner reasonably satisfactory to the Administrative Agent, the Issuing Bank shall not be obligated to issue or extend any Letter of Credit hereunder. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(b)    Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Administrative Agent an Issuance Notice no later than 1:00 p.m. at least three (3) Business Days or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 5.2, an Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank's standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender's respective participation in such Letter of Credit pursuant to Section 2.3(e).
(c)    Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, the Issuing Bank's rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to any Credit Party. Notwithstanding anything to the contrary contained in this Section 2.3(c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.
(d)    Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 11:00 a.m. on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 5.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).
(e)    Lenders' Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse an Issuing Bank as provided in Section 2.3(d), the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender's respective participation therein based on such Lender's Revolving Commitment Percentage. Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender fails to make available to the Issuing Bank on such Business Day the amount of such Lender's participation in such Letter of Credit as provided in this Section 2.3(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event an Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender's Revolving Commitment Percentage of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.
(f)    Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3(d) and the obligations of the Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set‑off, defense (other than that such drawing has been repaid) or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, a Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, or financial condition of the Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.
(g)    Indemnification. Without duplication of any obligation of the Credit Parties under Section 11.2, in addition to amounts payable as provided herein, each of the Credit Parties hereby agrees, on a joint and several basis, to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented out-of-pocket fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order, or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
(h)    Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to such Letter of Credit.
(i)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.4    Pro Rata Shares; Availability of Funds.
(a)    Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective pro rata shares of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment, or the portion of the aggregate outstanding principal amount of the Revolving Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender's obligation to make a Loan requested hereunder or purchase a participation required hereby.
(b)    Availability of Funds.
(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(c) or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1(c) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, plus, in either case, any administrative, processing or similar fees customarily charged by the Administrative Agent in connection therewith. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or each applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Notices given by the Administrative Agent under this subsection (b) shall be conclusive absent manifest error.
Section 2.5    Evidence of Debt; Register; Lenders' Books and Records; Notes.

(a)    Lenders' Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower and each other Credit Party to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitment or the Borrower's obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern in the absence of demonstrable error therein.
(b)    Notes. The Borrower shall execute and deliver to (i) each Lender on the Closing Date, (ii) each Person who is a permitted assignee of such Lender pursuant to Section 11.5 and (iii) each Person who becomes a Lender in accordance with Section 2.1(d), in each case to the extent requested by such Person, a Note or Notes to evidence such Person's portion of the Revolving Loans or the Swingline Loans, as applicable, and (iv) the Swingline Lender, in connection with any increase in the Revolving Commitments during the Accordion Option Period pursuant to Section 2.1(d), a Swingline Note.
Section 2.6    Scheduled Principal Payments.
(a)    Revolving Loans. The principal amount of Revolving Loans is due and payable in full on the Maturity Date.
(b)    Swingline Loans. The principal amount of the Swingline Loans is due and payable in full on the earlier to occur of (i) the date of demand by the Swingline Lender, and (ii) the Maturity Date.
Section 2.7    Interest on Loans.
(a)    Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(i)    in the case of Revolving Loans:
(A)    if a Base Rate Loan (including a Base Rate Loan referencing the LIBOR Index Rate), the Base Rate plus the Applicable Margin; or
(B)    if an Adjusted LIBOR Rate Loan, the Adjusted LIBOR Rate plus the Applicable Margin; and
(ii)    in the case of Swingline Loans, at the Swingline Rate.
(b)    The basis for determining the rate of interest with respect to any Loan (except a Swingline Loan, which may only be made and maintained at the Swingline Rate (unless and until converted into a Revolving Loan pursuant to the terms and conditions hereof), and the Interest Period with respect to any Adjusted LIBOR Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (i) if such Loan is an Adjusted LIBOR Rate Loan, such Loan shall remain or become an Adjusted LIBOR Rate Loan with an Interest Period of one (1) month and (ii) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.
(c)    In connection with Adjusted LIBOR Rate Loans, there shall be no more than five (5) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or an Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan

(i) if outstanding as an Adjusted LIBOR Rate Loan, shall be continued as an Adjusted LIBOR Rate Loan on the last day of the then‑current Interest Period for such Loan with an Interest Period of one (1) month, and (ii) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. In the event the Borrower fails to specify an Interest Period for any Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date and each Index Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the LIBOR Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Adjusted LIBOR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.
(d)    Interest payable pursuant to this Section 2.7 shall be computed on the basis of (i) for interest at the Base Rate, a 365-day or 366-day year, as the case may be, and (ii) for all other computations of fees and interest, a 360-day year, in each case, for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Loan.
(e)    If, at any time prior to the Termination Date, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) (x) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or other Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period, or (y) a proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, then, to the extent each Lender holds Revolving Loans, the Outstanding Amount of such Lenders' Revolving Loans shall be automatically reduced by the amount of such overpaid interest and if the Outstanding Amount of the Revolving Loans, in the aggregate, is less than the amount owed to the Borrower hereunder, the Administrative Agent shall make reasonable efforts to recover, and the Lenders agree to remit to the Administrative Agent for the account of the Borrower, the excess interest paid to the Lenders during the applicable period. This subsection (e) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any other provision of this Agreement.
(f)    Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.
(g)    The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit issued by the Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is the lesser of (y)

2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (z) the Highest Lawful Rate.
(h)    Interest payable pursuant to Section 2.7(g) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.7(g), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender's Revolving Commitment Percentage of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.
Section 2.8    Conversion/Continuation.
(a)    So long as no Default or Event of Default shall have occurred and then be continuing or would result therefrom, the Borrower shall have the option:
(i)    to convert at any time all or any part of any Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, an Adjusted LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such Adjusted LIBOR Rate Loan unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or
(ii)    upon the expiration of any Interest Period applicable to any Adjusted LIBOR Rate Loan, to continue all or any portion of such Loan as an Adjusted LIBOR Rate Loan.
(b)    The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 1:00 p.m. at least three (3) Business Days in advance of the proposed Conversion/Continuation Date. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
Section 2.9    Default Rate of Interest.
(a)    If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(b)    If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(c)    During the continuance of an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(d)    During the continuance of an Event of Default other than an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrower shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(e)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(f)    In the case of any Adjusted LIBOR Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate of interest is effective, each such Adjusted LIBOR Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
Section 2.10    Fees.
(a)    Unused Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, an unused fee (the “Unused Fee”) equal to the Applicable Margin of the actual daily amount by which the Aggregate Revolving Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of Letter of Credit Obligations, subject to adjustments as provided in Section 2.16. The Unused Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided that (1) no Unused Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Unused Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The Unused Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Commitments.
(b)    Letter of Credit Fees.
(i)    Commercial and Standby Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Margin multiplied by the daily maximum amount available to be drawn under such Letter of Credit (collectively, the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand; provided that (1) no Letter of Credit Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the

Borrower so long as such Lender shall be a Defaulting Lender. If there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default under Sections 9.1(f) and (g), all Letter of Credit Fees shall accrue at the Default Rate, and during the continuance of an Event of Default other than an Event of Default under Sections 9.1(f) or (g), then upon the request of the Required Lenders, all Letter of Credit Fees shall accrue at the Default Rate.
(ii)    Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay directly to the Issuing Bank for its own account a fronting fee with respect to each standby Letter of Credit equal to the greater of (x) 0.125% multiplied by the entire amount available to be drawn under such Letter of Credit, and (y) $1,500. Each such fronting fee shall be due and payable on the date of the issuance of the applicable Letter of Credit. In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(c)    Other Fees. The Borrower shall pay to Regions Capital Markets, a division of Regions Bank, and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent set forth in the Fee Letter.
(d)    Tax Tracking Fee. The Borrower agrees to pay to the Administrative Agent a tax tracking fee (the “Tax Tracking Fee”) in the initial amount of $195.00, and the Borrower agrees to pay an additional tax tracking fee (the “Extension Tax Tracking Fee”) in the amount of $145.00 in the event the Maturity Date is extended pursuant to Section 2.18. The initial Tax Tracking Fee will be paid to the Administrative Agent or withheld from the Loan proceeds on the Closing Date, and the Extension Tax Tracking Fee shall be payable on the Extension Effective Date. The Tax Tracking Fee and the Extension Tax Tracking Fee will reimburse the Administrative Agent for its cost of verifying that property taxes due on the Real Estate Assets that constitute any part of the Collateral are paid during the term of the Loans hereunder.
Section 2.11    Prepayments/Commitment Reductions.
(a)    Voluntary Prepayments.
(i)    Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 3.1):
(A)    with respect to Base Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount;
(B)    with respect to Adjusted LIBOR Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 3.1(c)) in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount; and
(C)    with respect to Swingline Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in any amount;

(ii)    All such prepayments shall be made:
(A)    upon written or telephonic notice on the date of prepayment in the case of Base Rate Loans or Swingline Loans; and
(B)    upon not less than three (3) Business Days' prior written or telephonic notice in the case of Adjusted LIBOR Rate Loans;
in each case given to the Administrative Agent, or the Swingline Lender, as the case may be, by 11:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for a Credit Extension by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a). Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 2.11(a) if such reduction would have resulted from a refinancing, replacement or repayment, in whole or in part, of the Revolving Commitments, which refinancing, replacement or repayment shall not be consummated or shall otherwise be delayed; provided, no such rescission shall excuse or relieve the Borrower from its obligations under Section 3.1(c) in connection with such notice of prepayment.
(b)    Voluntary Commitment Reductions.
(i)    The Borrower may, from time to time upon not less than three (3) Business Days' prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (i) the Revolving Commitments (ratably among the Lenders in accordance with their respective commitment percentage thereof); provided, (A) any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, (B) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Outstanding Amount exceed the Aggregate Revolving Commitments and (C) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit exceed the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit, as applicable, shall be automatically reduced by the amount of such excess.
(ii)    The Borrower's notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Revolving Commitments of each Lender proportionately to its Revolving Commitment Percentage thereof.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of a reduction of the Revolving Commitments under this Section 2.11(b) if such reduction would have resulted from a refinancing or replacement, in whole or in part, of the Revolving Commitments, which refinancing or replacement shall not be consummated or shall otherwise be delayed.
(c)    Mandatory Prepayments; Excess Outstanding Amounts.
If at any time (A) the Outstanding Amount of Revolving Obligations shall exceed the lesser of (x) the Aggregate Revolving Commitments or (y) the Borrowing Base, in each case as of such time, (B) the Outstanding Amount of Letter of Credit Obligations shall exceed the Letter of Credit Sublimit, or (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (B), Letter of Credit Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.
(d)    Mandatory Commitment Reductions.
If, as of the first anniversary of the Closing Date, Tangible Net Worth is less than $50,000,000, the Available Commitment of each Lender shall automatically and permanently be reduced to zero ($0), and the amount of each such Lender's Revolving Commitment shall automatically and permanently be reduced to an amount equal to the principal amount of such Lender's Revolving Credit Exposure outstanding as of such date. Notwithstanding any provisions to the contrary set forth herein or in any other Credit Document, the Borrower shall not be permitted to re-borrow, and no Lender (including the Swingline Lender) shall be obligated to re-lend, any amounts repaid or prepaid (or, in the case of any outstanding Letter of Credit, the amount of such Letter of Credit following the expiration thereof) with respect to any such outstanding Revolving Credit Exposure hereunder following the date on which the Available Commitments and Revolving Commitments are automatically and permanently reduced pursuant to this Section 2.11(d). Without limiting the foregoing, the Borrower shall not request the issuance or extension of, and the Issuing Bank shall not be obligated to issue or extend, any Letters of Credit following the date on which the Available Commitments and Revolving Commitments are automatically and permanently reduced pursuant to this Section 2.11(d).
Section 2.12    Application of Prepayments.
Within each Loan, prepayments will be applied first to Base Rate Loans, then to LIBOR Loans in direct order of Interest Period maturities. In addition:
(a)    Voluntary Prepayments. Voluntary prepayments will be applied as specified by the Borrower.
(b)    Mandatory Prepayments. Mandatory prepayments will be applied as follows:
(i)    Except as set forth in clause (ii) below, mandatory prepayments under Section 2.11(c) above shall be applied to the respective Revolving Obligations, as appropriate, but without a permanent reduction thereof, and shall be available for re-borrowing in accordance with the terms hereof and of the other Credit Documents.
(ii)    Mandatory prepayments (including mandatory prepayments under Section 2.11(c) above) made on the date of, or on any date after, the automatic and permanent reduction of the aggregate Available Commitments and the aggregate Revolving Commitments pursuant to Section 2.11(d) above shall be applied to the Revolving Obligations, as appropriate, shall constitute a permanent reduction thereof, and shall not be re-borrowed.
(c)    Prepayments on the Revolving Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16(a) hereof).
Section 2.13    General Provisions Regarding Payments.
(a)    All payments by the Borrower of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition.
(b)    Payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 2:00 p.m. on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative

Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.
(c)    All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(d)    The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender's applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.
(e)    Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any Adjusted LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(f)    Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Unused Fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.
(g)    The Administrative Agent may, but shall not be obligated to, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non‑conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 9.1(a); provided, if such payment by or on behalf of the Borrower is actually received by the Administrative Agent (and such funds are or become available funds) after 2:00 p.m. on the date on which such payment is due, then any such Default or Event of Default shall be deemed waived. Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is paid in full.
Section 2.14    Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (C) any amounts applied to Letter of Credit Obligations by the Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral provided under Section 2.15 or Section 2.16, or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations, Swingline Loans or other obligations hereunder to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each of the Credit Parties consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
Section 2.15    Cash Collateral.
At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank's Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders' obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided (other than the Permitted Liens), or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender's obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank's Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided, however, (x) Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 9.3) but shall be released upon the cure, termination or waiver of such Default or Event of Default in accordance with the terms of this Agreement, and (y) the Person providing Cash

Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.16    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.4(a)(iii).
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount (other than fees which any Defaulting Lender is not entitled to receive pursuant to Section 2.16(a)(iii)) received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.3), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank or the Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    Such Defaulting Lender shall not be entitled to receive any Unused Fee, any fees with respect to Letters of Credit (except as provided in clause (b) below) or any other fees hereunder for any period during which that Lender is a Defaulting Lender (and the

Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which such Lender (rather than the Borrower or any other Credit Party) has provided Cash Collateral pursuant to Section 2.3(a), Section 2.15 or otherwise.
(C)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank's or Swingline Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender's Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Revolving Loans of such Lender together with such Lender's participation in Letter of Credit Obligations and Swingline Loans at such time to exceed such Non-Defaulting Lender's Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders' Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank's Fronting Exposure in accordance with the procedures set forth in Section 2.15.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in the Letter of Credit Obligations related to any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iv) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender's participation has been or will be fully Cash Collateralized in accordance with Section 2.15.
(d)    Qualified Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a Swap Bank with respect to any Swap Contract entered into while such Lender was a Defaulting Lender.
Section 2.17    Removal or Replacement of Lenders.
If (a) any Lender requests compensation under Section 3.2, (b) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, (c) any Lender gives notice of an inability to fund LIBOR Loans under Section 3.1(b), (d) any Lender is a Defaulting Lender, or (e) any Lender (a “Non-Consenting Lender”) does not consent (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination hereunder or with respect to any Credit Document that has been approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5, all of its interests, rights (other than its rights under Section 3.2, Section 3.3 and Section 11.2) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.5(b)(iv);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment is reasonably expected to result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any such assignment resulting from a Non-Consenting Lender's failure to consent to a proposed amendment, consent, change, waiver, discharge or termination, the successor replacement Lender shall have consented to the proposed amendment, consent, change, waiver, discharge or termination.
Each Lender agrees that in the event it, or its interests in the Loans and obligations hereunder, shall become subject to the replacement and removal provisions of this Section, it will cooperate with the Borrower and the Administrative Agent to give effect to the provisions hereof, including execution and delivery of an Assignment Agreement in connection therewith, but the replacement and removal provisions of this Section shall be effective regardless of whether an Assignment Agreement shall have been given.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.18    Extension of Maturity Date.
(a)    Request for Extension. The Borrower may, by notice (the “Extension Notice”) to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 45 days prior to the Maturity Date, make a one-time request that each Lender extend the Maturity Date for an additional year from the Maturity Date then in effect, such extension to be irrevocably granted on the date (the “Extension Effective Date”) that each of the conditions set forth in this Section 2.18 have been satisfied. Upon the satisfaction of each of the conditions set forth in this Section 2.18, the Extension Effective Date shall occur and the Maturity Date then in effect shall be extended for one (1) additional year.
(b)    Conditions to Effectiveness of Extension. Subject to the provisions of the foregoing clause (a), the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:
(i)    no Default or Event of Default has occurred and is continuing on the Extension Effective Date;
(ii)    the representations and warranties contained in Section 4 and the other Credit Documents are true and correct in all material respects on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in subsections (a) and (b) of Section 6.7 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.1;
(iii)    no material adverse change in the financial condition of the Borrower and its Subsidiaries, or any Guarantor and its Subsidiaries, taken as a whole, shall have occurred prior to or on the Extension Effective Date;
(iv)    Tangible Net Worth shall be greater than or equal to $125,000,000 on the Extension Effective Date;
(v)    the Borrowers shall pay to the Administrative Agent (for the benefit of the Lenders) on the Extension Effective Date a fee (to be shared among and paid to the Lenders based upon their Revolving Commitment Percentages of the Aggregate Revolving Commitments) equal to the product of (i) 0.25% multiplied by (ii) the then Aggregate Revolving Commitments; and
(vi)    The Administrative Agent shall have received the Extension Tax Tracking Fee pursuant to Section 2.10(d).
(c)    Conflicting Provisions. This Section shall supersede any provisions in Section 11.4 to the contrary.
Section 3    YIELD PROTECTION
Section 3.1    Making or Maintaining LIBOR Loans.
(a)    Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date or any Index Rate Determination Date with respect to any LIBOR Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Loans on the basis provided for in the definition of Adjusted LIBOR Rate or LIBOR Index Rate, as applicable, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as the

Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower and such Loans shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate.
(b)    Illegality or Impracticability of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan without reference to the LIBOR Index Rate component of the Base Rate, (3) the Affected Lender's obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 3.1(a), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 3.1(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.
(c)    Compensation for Breakage or Non‑Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Adjusted LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re‑employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Adjusted LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 3.4(b); or (iii) if any prepayment of any of its Adjusted LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d)    Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(e)    Assumptions Concerning Funding of Adjusted LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 3.1 and under Section 3.2 shall be made as though such Lender had actually funded each of its relevant Adjusted LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such Adjusted LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Adjusted LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.1 and under Section 3.2.
(f)    Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in paragraph (c) of this Section and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(g)    Delay in Requests. The Borrower shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than six (6) months prior to the date that such Lender delivers to the Borrower the certificate referenced in Section 3.1(f).
Section 3.2    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will reasonably compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender, the Issuing Bank or the Swingline Lender (for purposes hereof, may be referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, delivers to the Borrower the certificate referenced in Section 3.2(c) and notifies the Borrower of such Lender's or the Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.3    Taxes.
(a)    Issuing Bank. For purposes of this Section 3.3, the term “Lender” shall include the Issuing Bank.
(b)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Tax Indemnification. (i) The Credit Parties shall jointly and severally indemnify each Recipient within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall severally indemnify the Administrative Agent within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of a return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii) executed originals of IRS Form W-8ECI;
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.3-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-2 or Exhibit 3.3-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-4 on behalf of each such direct and indirect partner;
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party's obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
Section 3.4    Mitigation Obligations; Designation of a Different Lending Office.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or Section 3.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.2, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.4(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.2 or Section 3.3) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.5;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 4    Guaranty
Section 4.1.    The Guaranty.
Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Swap Bank, each Treasury Management Bank, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, Swap Contracts or Treasury Management Agreements, (a) the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (b) no Guarantor shall be deemed under this Section 4 to be a guarantor of any Obligations arising under any Swap Contracts if such Guarantor was not an “Eligible Contract Participant” as defined in § 1a(18) of the Commodity Exchange Act, as further defined and modified by the final rules issued jointly by the Commodity Futures Trading Commission and the SEC as published in 77 FR 30596 (May 23, 2012) (as amended, modified or replaced from time to time, collectively, with the Commodity Exchange Act, the “ECP Rules”), at the time the guaranty of such obligations was entered into, and at such other relevant time or time as provided in the ECP Rules or otherwise, and to the extent that the providing of such guaranty by such Guarantor would violate the ECP Rules or any other Applicable Law or regulation; provided however that in determining whether any Guarantor is an “Eligible Contract Participant” under the ECP Rules, the guaranty of the Obligations of such Guarantor under this Article IV by a Guarantor that qualifies as an “Eligible Contract Participant” under § 1a(18)(A)(v)(I) of the Commodity Exchange Act shall be taken into account.
Section 4.2    Obligations Unconditional.
The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the defense of payment of the Obligations in full), it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until the Termination Date. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Credit Documents, any Swap Contract between any Credit Party and any Swap Bank, or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;
(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Contract between any Credit Party and any Swap Bank or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
(e)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Swap Contract between any Credit Party and any Swap Bank or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.
Section 4.3    Reinstatement.
The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
Section 4.4    Certain Additional Waivers.
Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.
Section 4.5    Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that, subject to Section 10.10(c), the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
Section 4.6    Rights of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until the Termination Date.
Section 4.7    Guarantee of Payment; Continuing Guarantee.
The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
Section 4.8    Keepwell.
Each Credit Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Credit Documents, in each case, by any Specified Credit Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under the Credit Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor's obligations and undertakings under this Section 4 voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Termination Date. Each Credit Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act or any regulations promulgated thereunder.
Section 5    CONDITIONS PRECEDENT
Section 5.1    Conditions Precedent to Initial Credit Extensions.
The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction of the following conditions on or before the Closing Date:
(a)    Executed Credit Documents. Receipt by the Administrative Agent of fully executed counterparts of the following:
(i)    this Agreement.
(ii)    a Revolving Loan Note in favor of each Lender requesting a Note.
(iii)    a Pledge and Security Agreement encumbering (x) the Capital Stock of each Credit Party held by any other Credit Party and (y) the Borrowing Base Securities (if any).

(iv)    the State Street Securities Account Control Agreement.
(v)    a Mortgage with respect to each Borrowing Base Real Property (if any), together, in each case, with the Borrowing Base Real Property Deliverables related thereto.
(vi)    each of the other Credit Documents which is to be executed on the Closing Date, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and duly executed by the appropriate parties thereto.
(b)    Organizational Documents. Receipt by the Administrative Agent of the following:
(i)    Charter Documents. Copies of articles of incorporation, certificate of organization or formation, or other like document for each of the Credit Parties certified as of a recent date by the appropriate Governmental Authority.
(ii)    Organizational Documents Certificate. (i) Copies of bylaws, operating agreement, partnership agreement or like document, (ii) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution and delivery of the Credit Documents, and (iii) incumbency certificates, for each of the Credit Parties, in each case certified by an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent.
(iii)    Good Standing Certificate. Copies of certificates of good standing, existence or other like document for each of the Credit Parties, dated as of a recent date, from the appropriate Governmental Authority of its jurisdiction of formation or organization.
(iv)    Closing Certificate. A certificate from an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming, among other things, (A) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and the other Credit Parties, if any, in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect, (B) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Credit Documents and the transactions contemplated herein and therein is ongoing, (C) since the date of the most-recent annual audited financial statements for the Parent, there has been no event or circumstance which could be reasonably expected to have a Material Adverse Effect, (D) the most recent annual audited financial statements were prepared in accordance with GAAP consistently applied, except as noted therein, and fairly presents in all material respects the financial condition and results from operations of the Parent and its Subsidiaries, and (E) as of the Closing Date, the Borrower, individually, and the Credit Parties taken as a whole on a consolidated basis, are Solvent.
(v)    Form FR U-1. A duly completed and executed form FR U-1 for each applicable Credit Party and each Lender, along with such other documentation and certificates as are necessary to comply with Regulation U of the FRB.
(c)    Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of counsel (including local counsel to the extent required by the Administrative Agent) for each of the Credit Parties, including, among other things, opinions regarding the due authorization, execution and delivery of the Credit Documents, the enforceability thereof and the perfection of the Liens granted thereunder or pursuant thereto.
(d)    Personal Property Collateral. Receipt by the Administrative Agent of the following:
(i)    UCC Financing Statements. Such UCC financing statements necessary or appropriate to perfect the security interests in the personal property collateral, as determined by the Administrative Agent.

(ii)    Pledged Capital Stock. Original certificates evidencing any certificated Capital Stock pledged as collateral, together with undated stock transfer powers executed in blank.
(iii)    Evidence of Insurance. Certificates of insurance for casualty, liability and any other insurance required by the Credit Documents, identifying the Administrative Agent as loss payee with respect to the casualty insurance and additional insured with respect to the liability insurance, as appropriate.
(iv)    UCC Searches. Searches of Uniform Commercial Code filings in the jurisdiction of organization of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens.
(e)    Other Due Diligence Matters. Without limiting the foregoing, satisfaction of all of the following conditions:
(i)    All due diligence with respect to the Borrower, the Guarantors, and Strategic Capital Advisory Services, LLC shall be satisfactory to the Administrative Agent, the Lead Arranger and the Lenders;
(ii)    There exists no action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or other Governmental Authority that purports to affect any transaction contemplated hereby or by any of the other Credit Documents, or that will have a Material Adverse Effect on the Borrower, the Guarantors, their Affiliates or their Subsidiaries, except to the extent approved by the Administrative Agent; and
(iii)    Each of the Borrower, the Guarantors and their respective Subsidiaries are in compliance with all terms and covenants set forth herein and in each of the other Credit Documents.
(f)    Funding Notice; Funds Disbursement Instructions. The Administrative Agent shall have received (a) a duly executed Funding Notice with respect to the Credit Extension to occur on the Closing Date (if any) and (b) duly executed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date (if any).
(g)    Fees and Expenses. The Administrative Agent shall have confirmation that all reasonable and documented out-of-pocket fees and expenses required to be paid on or before the Closing Date have been paid, including the reasonable and documented out-of-pocket fees and expenses of counsel for the Administrative Agent.
For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
The funding of the initial Loans hereunder (whether on the Closing Date or on a later Credit Date) shall evidence the satisfaction of the foregoing conditions [except to the extent the Borrower and the other Credit Parties have agreed to fulfill conditions following the Closing Date (or such later Credit Date) pursuant to Section 7.19.]
Section 5.2    Conditions to Each Credit Extension.

The obligation of each Lender to fund its Revolving Commitment Percentage of any Credit Extension on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 11.4, of the following conditions precedent:
(a)    the Administrative Agent shall have received a fully executed and delivered Funding Notice, together with the documentation and certifications required therein with respect to each Credit Extension;
(b)    after making the Credit Extension requested on such Credit Date, (i) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the lesser of (i) the aggregate Revolving Commitments then in effect, and (ii) the Borrowing Base as of such Credit Date.
(c)    as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
(d)    as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and
(e)    all of the conditions precedent set forth in Section 5.1 shall have been satisfied on or prior to such Credit Date.
The Administrative Agent or the Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the reasonable good faith judgment of such Administrative Agent or Required Lenders, such request is warranted under the circumstances.
Section 6    REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, the Borrower and each other Credit Party represents and warrants to the Administrative Agent and each of the Lenders, on the Closing Date that:
Section 6.1    Organization; Requisite Power and Authority; Qualification.
Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 6.1 as of the Closing Date, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
Section 6.2    Capital Stock and Ownership.
Schedule 6.2 correctly sets forth the ownership interest of the Borrower in its Subsidiaries as of the Closing Date. The Capital Stock of each Credit Party and its Subsidiaries has been duly authorized and validly issued and, to the extent applicable, is fully paid and non‑assessable. Except as set forth on Schedule 6.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment, buy-sell, voting trust or other shareholder agreement or other agreement to which any Subsidiary is a party requiring, and there is no membership interest or other Capital Stock of any Subsidiary outstanding which upon conversion or exchange would require, the issuance by any Subsidiary of any additional membership interests or other Capital Stock of any Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any Subsidiary.
Section 6.3    Due Authorization.
The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
Section 6.4    No Conflict.
The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate in any material respect any provision of any Applicable Laws relating to any Credit Party, any of the Organizational Documents of any Credit Party, or any order, judgment or decree of any court or other agency of government binding on any Credit Party; (b) except as would not reasonably be expected to have a Material Adverse Effect, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any other Contractual Obligations of any Credit Party; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party (other than any Liens created under any of the Credit Documents in favor of the Administrative Agent for the benefit of the holders of the Obligations) whether now owned or hereafter acquired; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Credit Party (other than those which have already been obtained or to the extent the failure to obtain any such approval or consent would not reasonably be expected to have a Material Adverse Effect).
Section 6.5    Governmental Consents.
The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require, as a condition to the effectiveness thereof, any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing and/or recordation, as of the Closing Date and other filings, recordings or consents which have been obtained or made, as applicable.
Section 6.6    Binding Obligation.
Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.
Section 6.7    Financial Statements.
(a)    The audited consolidated balance sheet of the Parent and its Subsidiaries for the most recent Fiscal Year ended, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The unaudited consolidated balance sheet of the Parent and its Subsidiaries for the most recent Fiscal Quarter ended, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such Fiscal Quarter (i) were (or, in the case of such consolidated balance sheet and related consolidated statements of income or operations, shareholders' equity and cash flows for the Fiscal Quarter ended March 31, 2013 (the “Unaudited First Quarter 2013 Financial Statements”), when delivered in accordance with Section 7.1(a), will be) prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present (or, in the case of the Unaudited First Quarter 2013 Financial Statements, when delivered in accordance with Section 7.1(a), will fairly present) in all material respects the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year‑end audit adjustments, and (iii) show (or, in the case of the Unaudited First Quarter 2013 Financial Statements, when delivered in accordance with Section 7.1(a), will show) all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness, in each case, that would appear as a liability on a balance sheet prepared in accordance with GAAP.
(c)    The annual operating budget consisting of statements of income or operations and cash flows and other information for each of the Borrowing Base Real Properties (or any Real Estate Assets or other properties proposed to be included as Borrowing Base Real Properties) supporting pro forma covenant compliance calculations hereunder and delivered prior to the Closing Date or otherwise pursuant to Section 7.1(d) were prepared in good faith on the basis of the good faith estimates and assumptions stated therein, which good faith estimates and assumptions were fair in light of the conditions existing at the time of delivery of such statements or other information, and represented, at the time of delivery, the Borrower's reasonable estimate of the future income, operations or cash flows for such Borrowing Base Properties (or other Real Estate Assets or other properties), it being recognized by the Administrative Agent and the Lenders that the budget as to future events should not be viewed as fact, is subject to uncertainties and contingencies, many of which are beyond the control of the Borrower, that actual results during the period or periods covered by any such budget may differ from the projected results and that such differences may be material.
Section 6.8    No Material Adverse Effect; No Default.
(a)    No Material Adverse Effect. Since December 31, 2012, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
(b)    No Default. No Default has occurred and is continuing.
Section 6.9    Tax Matters.
Each Credit Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their respective properties, assets, income, businesses and franchises otherwise due and payable, except those being actively contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Credit Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
Section 6.10    Properties.
(a)    Title. Each of the Credit Parties and its Subsidiaries has (i) good, insurable and fee simple title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective material properties and assets (including without limitation each of the Borrowing Base Properties) reflected in their financial statements and other information referred to in Section 6.7 and in the most recent financial statements delivered pursuant to Section 7.1, in each case except for assets disposed of since the date of such financial statements as permitted under Section 8.10. All such properties and assets are free and clear of Liens other than Permitted Liens.
(b)    Real Estate Assets. As of the Closing Date, Schedule 6.10(b) contains a true, accurate and complete list of all Real Estate Assets of the Credit Parties.

(c)    Intellectual Property. Each Credit Party and its Subsidiaries owns or is validly licensed to use all Intellectual Property that is necessary for the present conduct of its business, free and clear of Liens (other than Permitted Liens), without conflict with the rights of any other Person unless the failure to own or benefit from such valid license would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Credit Party, no Credit Party nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any other Person unless such infringement, misappropriation, dilution or violation would not reasonably be expected to have a Material Adverse Effect.
Section 6.11    Environmental Matters.
No Credit Party nor any of its Subsidiaries nor any of their respective current Facilities (solely during and with respect to Person's ownership thereof) or operations, and to their knowledge, no former Facilities (solely during and with respect to any Credit Party's or its Subsidiary's ownership thereof), is or are subject to any outstanding order, ongoing consent decree with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that would reasonably be expected to have a Material Adverse Effect; (b) no Credit Party nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law; (c) there are and, to the each Credit Party's and its Subsidiaries' knowledge, have been, no Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against such Credit Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect; (d) no Credit Party nor any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility (solely during and with respect to such Credit Party's or its Subsidiary's ownership thereof), and neither the Borrower's nor any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any equivalent state rule defining hazardous waste. Compliance with all current requirements pursuant to or under Environmental Laws would not be reasonably expected to have a Material Adverse Effect.
Section 6.12    No Defaults.
No Credit Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations (other than Contractual Obligations relating to Indebtedness), except in each case where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.
Section 6.13    No Litigation or other Adverse Proceedings.
There are no Adverse Proceedings that (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.
Section 6.14    Information Regarding the Borrower and its Subsidiaries.
Set forth on Schedule 6.14, is the jurisdiction of organization, the exact legal name (and for the prior five years or since the date of its formation has been) and the true and correct U.S. taxpayer identification number (or foreign equivalent, if any) of the Borrower and each of its Subsidiaries as of the Closing Date.
Section 6.15    Governmental Regulation.
(a)    No Credit Party nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940. No Credit Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(b)    No Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.). To its knowledge, no Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Credit Party nor any of its Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
(c)    None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
(d)    None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than ten percent (10%) of its assets located in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.
(e)    Each Credit Party and its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their respective Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or any of its Subsidiaries or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
(f)    To the extent applicable, each Credit Party and its Subsidiaries are in compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (as amended from time to time, the “Patriot Act”).
(g)    No Credit Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock (other than Approved Securities proposed to be included as Borrowing Base Securities, the purchase or carrying of which will not violate, and is not inconsistent with, the provisions of Regulation T, U or X of the FRB as in effect from time to time) or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the FRB as in effect from time to time.
Section 6.16    Employee Matters.
No Credit Party nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Credit Party or any of its Subsidiaries, or to the knowledge of each Credit Party, threatened in writing against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or any of its Subsidiaries or to the knowledge of each Credit Party, threatened in writing against any of them, (b) no strike or work stoppage in existence or to the knowledge of each Credit Party, threatened in writing that involves any Credit Party or any of its Subsidiaries, and (c) to the knowledge of each Credit Party, no union representation question existing with respect to the employees of any Credit

Party or any of its Subsidiaries and, to the knowledge of each Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.
Section 6.17    Pension Plans.
(a) Except as would not reasonably be expected to have a Material Adverse Effect, each of the Credit Parties and their Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to its Pension Plan, and have performed all their obligations under each Pension Plan in all material respects, (b) each Pension Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or is the subject of a favorable opinion or advisory letter from the Internal Revenue Service indicating that such Pension Plan is so qualified and, to the knowledge of the Credit Parties, nothing has occurred subsequent to the issuance of such determination letter which would cause such Pension Plan to lose its qualified status except where such event would not reasonably be expected to result in a Material Adverse Effect, (c) except as would not reasonably be expected to have a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Pension Plan (other than for routine claims and required funding obligations in the ordinary course) or any trust established under Title IV of ERISA has been incurred by any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates, and (d) except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred.
Section 6.18    Solvency.
As of the Closing Date, the Borrower, individually, and the Credit Parties taken as a whole on a consolidated basis are, and on each Credit Date will be, Solvent.
Section 6.19    Compliance with Laws.
Each Credit Party and its Subsidiaries is in compliance with (a) the Patriot Act and OFAC rules and regulations as provided in Section 6.15 and (b) except such non‑compliance with such other Applicable Laws that would not reasonably be expected to result in a Material Adverse Effect, all other Applicable Laws. Each Credit Party and its Subsidiaries possesses all certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them and the failure of which to have would reasonably be expected to have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit the failure of which to have or retain would reasonably be expected to have a Material Adverse Effect.
Section 6.20    Disclosure.
No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to the Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections, pro forma financial information or any other forward-looking information or information of an industry-specific or general economic nature contained in such materials) contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in any material manner in light of the circumstances in which the same were made. Any projections, pro forma financial information or other forward-looking statements contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts, are subject to uncertainties and contingencies, many of which are beyond the control of the Credit Parties, that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material. There are no facts known to any Credit Party (other than matters of a general economic nature) that would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders.

Section 6.21    Insurance.
The properties of the Credit Parties and their Subsidiaries are insured with insurance companies that are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or the applicable Subsidiary operates. The insurance coverage of the Borrower and its Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.21.
Section 6.22    Pledge and Security Agreements.
Each Pledge and Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors' rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law), and each Pledge and Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the obligors thereunder in such Collateral, in each case prior and superior in right to any other Lien (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Administrative Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Administrative Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor (to the extent such security interest can be perfected by filing under the UCC).
Section 6.23    Mortgages.
Each of the Mortgages is effective to create in favor of the Administrative Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Real Estate Assets identified therein in conformity with Applicable Laws, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors' rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when the Mortgages and UCC financing statements in appropriate form are duly recorded at the locations required pursuant to Applicable Laws, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a legal, valid and enforceable Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Real Estate Assets, in each case prior and superior in right to any other Lien (other than Permitted Liens).
Section 6.24    Securities Account Control Agreements.
Each of the Securities Account Control Agreements provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the Uniform Commercial Code) over the Securities held in the Securities Account(s) described or identified therein.
Section 6.25    REIT Status.
For all dates prior to the first date upon which the Parent elects to be qualified as a REIT, the Parent has been organized and operated in a manner such that upon its election of REIT status, it shall be treated as a REIT for purposes of the Internal Revenue Code. For all dates thereafter, the Parent is qualified as a REIT. The Borrower is a partnership or other disregarded entity for federal income tax purposes under the Internal Revenue Code. None of the Subsidiaries of the Parent are taxable REIT subsidiaries, as such term is used in the Internal Revenue Code.
Section 6.26    Borrowing Base Real Properties.

Schedule 6.26 (as updated pursuant to the terms hereof through the delivery of a Borrowing Base Certificate, including pursuant to Section 8.18) is, in all material respects, a true and complete list of (i) the street address of each Borrowing Base Real Property, (ii) the Credit Party which owns or leases, pursuant to an Eligible Ground Lease, each such Borrowing Base Real Property, (iii) the facility type of each such Borrowing Base Real Property, (iv) the name and address of the Approved Manager with respect to such Borrowing Base Real Property (if such Borrowing Base Real Property is managed by a third-party property manager), and (iv) the Tenant Leases to which each such Borrowing Base Real Property is subject, together with the name and addresses of the applicable Tenants thereunder and the termination dates thereof (other than in the case of multi-family Borrowing Base Real Properties). Each parcel of real property identified on Schedule 6.26 is a Real Estate Asset that qualifies as a Borrowing Base Real Property pursuant to the terms hereof and is subject to a first priority Lien (subject to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lenders). To the extent any such Borrowing Base Real Property is leased by a Credit Party pursuant to an Eligible Ground Lease, (i) such Eligible Ground Lease is in full force and effect and remains unmodified except to the extent expressly permitted by Section 7.15(b)(vii); (ii) except as expressly permitted by Section 7.15(b)(vii), no rights in favor of the applicable Credit Party lessee have been waived, canceled or surrendered; (iii) except as expressly permitted by Section 7.15, no election or option under such Eligible Ground Lease has been exercised by the Credit Party ground lessee (other than options to renew or extend the term thereof); (iv) all rental and other charges due and payable thereunder have been paid in full (except to the extent such payment is not yet overdue subject to applicable cure or grace periods); (v) no Credit Party is in default under such Eligible Ground Lease (beyond any applicable cure or grace periods) which would permit the applicable ground lessor to terminate or exercise any other remedy with respect to the applicable Eligible Ground Lease, nor has any Credit Party received any notice of default with respect to such Eligible Ground Lease that has not been delivered to the Administrative Agent pursuant to Section 7.15(b)(viii); (vi) to the knowledge of the Credit Parties, the ground lessor under such Eligible Ground Lease is not in default with respect to its material obligations thereunder; (vii) a true and correct copy of such Eligible Ground Lease (together with any amendments, modifications, restatements or supplements thereof) has been delivered to the Administrative Agent; and (viii) there exist no adverse claims as to the applicable Credit Party's title or right to possession of the leasehold premises referenced in such Eligible Ground Lease.
Section 6.27    Borrowing Base Securities.
Schedule 6.27 (as updated pursuant to the terms hereof through the delivery of a Monthly Borrowing Base Securities Certificate or otherwise pursuant to Section 8.18) is, in all material respects, a true and complete list of all Approved Securities included in the Borrowing Base as Borrowing Base Securities, setting forth (i) the number of shares of each Approved Security owned by the Borrower, and (ii) the name and address of the securities intermediary and the account number of the Securities Account in which such shares of such Approved Securities are held. All of the shares of Approved Securities identified on Schedule 6.27 qualify as Borrowing Base Securities pursuant to the terms hereof and are subject to a first priority Lien (subject only to applicable Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lenders).
Section 7    AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that until the date on which the Revolving Obligations shall have been paid in full or otherwise satisfied (other than with respect to contingent indemnification obligations for which no claim has been made and Letters of Credit that have been Cash Collateralized or otherwise backstopped (including by “grandfathering” into one or more future credit agreements) and other obligations of the Credit Parties hereunder or under any other Credit Document which, by their express terms, survive such payment in full or satisfaction), and the Commitments hereunder shall have expired or been terminated (such date, the “Termination Date”), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.
Section 7.1    Financial Statements and Other Reports.
The Borrower will deliver, or will cause to be delivered, to the Administrative Agent:
(a)    Quarterly Financial Statements for the Parent and its Subsidiaries. Within sixty (60) days after the end of each Fiscal Quarter of each Fiscal Year (excluding the fourth Fiscal Quarter), the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of the Parent and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and consistent in all material respects with the manner of presentation as of the Closing Date, together with a Financial Officer Certification with respect thereto;
(b)    Audited Annual Financial Statements for the Parent and its Subsidiaries. Upon the earlier of the date that is one hundred twenty (120) days after the end of each Fiscal Year of the Borrower or the date such information is filed with the SEC, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of the Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and consistent in all material respects with the manner of presentation as of the Closing Date, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by the Borrower, which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);
(c)    Compliance Certificate; Borrowing Base Certificate; Quarterly Operating Statements for Borrowing Base Real Properties; Monthly Certification of Borrowing Base Securities Value.
(i)    Together with each delivery of the financial statements pursuant to clauses (a) and (b) of Section 7.1, a duly completed Compliance Certificate;
(ii)    As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), (A) a duly completed Borrowing Base Certificate, and (B) quarterly operating statements (including a profit and loss summary showing the operating condition) for each of the then-existing Borrowing Base Real Properties; and
(iii)    As soon as available, and in any event within ten (10) days after the end of each calendar month of each calendar year, (A) a duly completed Monthly Borrowing Base Securities Certificate, and (B) copies of monthly statements, calculations or other evidence reasonably satisfactory to the Administrative Agent demonstrating the Borrowing Base Securities Value of the Borrowing Base Securities and the Aggregate Borrowing Base Securities Value Amount as of the last day of such month just ended;
(d)    Annual Budget. As soon as available, but in any event on or prior to January 1st of each calendar year, and in each case reasonably acceptable to the Administrative Agent an annual operating budget consisting of statements of income or operations and cash flows and other information for the Parent and its Subsidiaries and each of the Borrowing Base Real Properties supporting pro forma covenant compliance calculations hereunder, for the Fiscal Year of Borrower beginning on such 1st day of January (including the Fiscal Year in which the Revolving Commitment Termination Date shall occur). In addition, as soon as available, but in any event on or prior to January 31st of each calendar year, Borrower will deliver to the Administrative Agent and the Lenders statements reflecting actual capital expenditures for each of the Borrowing Base Real Properties, in each case for the most recent Fiscal Year then ended;
(e)    Information Regarding Collateral. Each Credit Party will furnish to the Administrative Agent prompt written notice of any change (i) in such Credit Party's legal name, (ii) in such Credit Party's corporate structure, or (iii) in such Credit Party's Federal Taxpayer Identification Number;

(f)    Securities and Exchange Commission Filings. Promptly after the same are filed, copies of all annual, regular, periodic and special reports and registration statements that the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, provided that any documents required to be delivered pursuant to this Section 7.1(f) shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent's website; or (ii) on which such documents are posted on the Borrower's behalf on Debtdomain or another relevant website, if any to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided further that: (x) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, upon written request by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything to the contrary, as to any information contained in materials furnished pursuant to this Section 7.1(f), the Borrower shall not be separately required to furnish such information under Sections 7.1(a) or (b) above or pursuant to any other requirement of this Agreement or any other Credit Document.
(g)    Notice of Default and Material Adverse Effect. Promptly upon any Authorized Officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) that any Person has given any notice to any Credit Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 9.1(b), or (iii) the occurrence of any Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition or change, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;
(h)    ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) (1) promptly upon reasonable request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to each Pension Plan; and (2) promptly after their receipt, copies of all notices received by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event;
(i)    [Reserved].
(j)    Securities and Exchange Commission Investigations. Promptly, and in any event within ten (10) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof; and
(k)    Other Information. (i) Promptly upon their becoming available, to the extent not otherwise delivered under this Section 7.1, copies of all financial statements, reports, notices and proxy statements and other communications (other than account statements of security holders) sent or made available generally by the Parent to its security holders acting in such capacity or by any Subsidiary of the Parent to its security holders, if any, other than the Parent or another Subsidiary of the Parent, provided that no Credit Party shall be required to deliver to the Administrative Agent or any Lender the minutes of any meeting of its Board of

Directors, and (ii) such other information and data with respect to the Parent or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or the Required Lenders.
Each notice pursuant to clauses (g) and (h) of this Section 7.1 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and/or the other applicable Credit Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.1(g) shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.
Section 7.2    Existence.
Each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (a) its existence under the laws of its jurisdiction of formation or organization, and (b) all rights and franchises, licenses and permits required in connection with its business, except in either case to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 7.2 shall prevent any Credit Party or any of its Subsidiaries from consummating any transaction permitted by Section 8.10 or not constituting an Asset Sale hereunder.
Section 7.3    Payment of Taxes and Claims.
Each Credit Party will, and will cause each of its Subsidiaries to, pay (a) all federal, state and other material taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon and (b) all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim. The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower or any Subsidiary).
Section 7.4    Maintenance of Properties.
Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of any Credit Party and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except (i) for ordinary wear and tear and casualty and condemnation and (ii) to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 7.5    Insurance.
(a)    The Credit Parties will maintain or cause to be maintained, with insurers meeting the criteria specified in clause (d) below, property insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the each Credit Party and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons; provided that the Parent, the Borrower and each of its Subsidiaries shall maintain at all times pollution legal liability insurance with coverage amounts equal to or greater than, deductibles no greater than, and otherwise with terms and conditions no less favorable to the Lenders than, the pollution legal liability insurance in effect as of the Closing Date.
(b)    Without limiting the generality of the foregoing, each of the Parent, the Borrower and its respective Subsidiaries will maintain or cause to be maintained, at its (or their) sole expense:

(i)    property insurance with respect to all insurable property located at or on or constituting a part of such Borrowing Base Real Property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in “Special Form (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as the Administrative Agent may require, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent the applicable Credit Parties and the Administrative Agent from becoming a coinsurer, such insurance to be in “builder's risk” completed value (non-reporting) form during and with respect to any construction on or with respect to such Borrowing Base Real Property;
(ii)    flood insurance with respect to each Borrowing Base Real Property that is a Flood Hazard Property, if any, that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the FRB;
(iii)    general liability insurance, on an "occurrence" basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, for the benefit of the applicable Credit Party as named insured and the Administrative Agent as additional insured;
(iv)    statutory workers' compensation insurance with respect to any work on or about such Borrowing Base Real Property (including employer's liability insurance, if required by the Administrative Agent), covering all employees of the applicable Credit Party and/or its applicable Subsidiaries and any contractor;
(v)    if there is a general contractor, commercial general liability insurance, including products and completed operations coverage, and in other respects similar to that described in clause (iv) above, for the benefit of the general contractor as named insured and the applicable Credit Party and the Administrative Agent as additional insureds, in addition to statutory workers' compensation insurance with respect to any work on or about the premises (including employer's liability insurance, if required by the Administrative Agent), covering all employees of the general contractor and any contractor; and
(vi)    such other insurance (and related endorsements) as may from time to time be required by the Administrative Agent (including but not limited to soft cost coverage, automobile liability insurance, business interruption insurance or delayed rental insurance, boiler and machinery insurance, earthquake insurance (if then customarily carried by owners of premises similarly situated), wind insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements.
(c)    All insurance policies obtained by any Credit Party with respect to or in connection with any Borrowing Base Real Property shall be issued and maintained in amounts and with deductibles, limits and retentions and in forms reasonably satisfactory to the Administrative Agent, and shall require not less than thirty (30) days' prior written notice to the Administrative Agent of any cancellation of coverage.
(d)    All insurance companies providing coverage pursuant to clauses (a) or (b) of this Section 7.5 or any other general coverage required pursuant to any Loan Documents must be licensed to do business in the state in which the applicable Borrowing Base Real Property is located and must have an A.M. Best Company financial and performance ratings of A-:IX or better (or such lower financial and/or performance ratings approved by the Administrative Agent, from time to time and on a case-by-case basis, in its reasonable discretion).
(e)    All insurance policies maintained, or caused to be maintained, by any Credit Party or its applicable Subsidiaries with respect to any Borrowing Base Real Property, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by such Credit Party or its applicable Subsidiaries or the Administrative Agent and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(f)    If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Section 7.5 or any other provision of any Credit Document becomes insolvent or the subject of any petition, case, proceeding or other action pursuant to any debtor relief law, or if in the Administrative Agent's opinion the financial responsibility of such insurer is or becomes inadequate, such Credit Party shall, in each instance promptly upon its discovery thereof or upon the request of the Administrative Agent therefor, and at the Credit Party's expense, promptly obtain and deliver (or cause to be obtained and delivered) to the Administrative Agent a like policy (or, if and to the extent permitted by the Administrative Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Section 7.5 or any other provision of any Credit Document, as the case may be.
(g)    Without limiting the discretion of the Administrative Agent with respect to required endorsements to insurance policies, all such policies for loss of or damage to any Borrowing Base Real Property shall contain a standard mortgagee clause (without contribution) naming the Administrative Agent as mortgagee with loss proceeds payable to the Administrative Agent notwithstanding (i) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named or additional insured; (ii) the occupation or use of such Borrowing Base Real Property for purposes more hazardous than permitted by the terms of any such policy; (iii) any foreclosure or other action by the Administrative Agent under the Credit Documents; or (iv) any change in title to or ownership of such Borrowing Base Real Property or any portion thereof, such proceeds to be held for application as provided in the Credit Documents.
(h)    Certificates of insurance (or such other evidence of insurance as may be acceptable to the Administrative Agent) evidencing insurance coverage in compliance with this Section 7.5 shall be delivered to the Administrative Agent on the Closing Date and, in the case of insurance policies with respect to any Real Estate Asset that is a Borrowing Base Real Property (other than the mortgagee title insurance policy with respect to such Real Estate Asset), on or before the date that such Real Estate Asset is first included as a Borrowing Base Real Property, with all premiums fully paid current. The applicable Credit Party shall pay (or cause to be paid) all renewal or other premiums on policies required hereunder as they become due and payable. Each applicable Credit Party shall deliver (or cause the applicable insurance company to deliver) additional certificates of insurance (or such other evidence of insurance as may be acceptable to the Administrative Agent) promptly following the renewal of any such policy (or the obtaining of any substitute policy) in accordance with this Section 7.5.
(i)    If any loss occurs at any time when the applicable Credit Party has failed to perform the covenants and agreements set forth in this Section 7.5 with respect to any insurance payable because of loss sustained to any part of the premises whether or not such insurance is required by the Administrative Agent, then the Administrative Agent shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for the applicable Credit Party, to the same extent as if it had been made payable to the Administrative Agent.
(j)    Upon any foreclosure of any Mortgage or transfer of title to all or any portion of any Borrowing Base Real Property in extinguishment of the whole or any part of the Obligations, all of the applicable Credit Party's right, title and interest in and to the insurance policies referred to in this Section 7.5 with respect to such Borrowing Base Real Property (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies.
(k)    During the continuance of any Event of Default, the Administrative Agent shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to any Borrowing Base Real Property, regardless of whether or not such insurance policies are required by the Administrative Agent, and the reasonable expenses incurred by the Administrative Agent in the adjustment and collection of insurance proceeds shall be a part of the Obligations and shall be due and payable to the Administrative Agent on demand. So long as no Event of Default then exists, the applicable Credit Party shall have the exclusive right to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to any Borrowing Base Real Property. The Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to any Credit Party. Any such proceeds received by the Administrative Agent shall, after deduction therefrom of all reasonable expenses actually incurred by the Administrative Agent, including attorneys' fees, at the Administrative Agent's option be (i) released to the applicable Credit Party, or (ii) applied (upon compliance with such terms and conditions as may be required by the Administrative Agent ) to repair or restoration, either partly or entirely, of the Borrowing Base Real Property so damaged, or (iii) applied to the payment of the Obligations in such order and manner as the Administrative Agent, in its sole discretion, may elect, whether or not due (provided, that to the extent any such proceeds are applied to any portion of the outstanding principal or interest on any of the Loans, such proceeds shall be applied to all such Loans on a pro rata basis). In any event, the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused.
(l)    Each Credit Party shall at all times comply in all material respects with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting any Borrowing Base Real Property.
Section 7.6    Inspections.
Each Credit Party will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent (or any Lender solely if accompanying the Administrative Agent) to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at the expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that (a) so long as no Event of Default exists, (i) the Administrative Agent shall not exercise its rights under this Section 7.6 more often than two (2) times during any Fiscal Year, and (ii) the Borrower shall not be obligated to pay for more than one (1) such inspection per Fiscal Year and any such compensation shall be subject to the limits in Section 11.2, and (b) when an Event of Default exists, the Administrative Agent (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
Section 7.7    Lenders Meetings.
The Borrower will, upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Borrower's corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) or via telephonic conference at such time as may be agreed to by the Borrower and the Administrative Agent.
Section 7.8    Compliance with Laws and Material Contracts.
Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with (a) the Patriot Act and OFAC rules and regulations, (b) all other Applicable Laws and (c) all Material Contracts, noncompliance with, with respect to clauses (b) and (c), would reasonably be expected to have a Material Adverse Effect.
Section 7.9    Use of Proceeds.
The Credit Parties will use the proceeds of the Credit Extensions for (a) working capital, capital expenditures, payment of dividends and redemptions, and other lawful corporate purposes (including property acquisitions), and (b) to pay transaction fees, costs and expenses related to credit facilities established pursuant to this Agreement and the other Credit Documents, in each case not in contravention of Applicable Laws or of any Credit Document. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the FRB as in effect from time to time or any other regulation thereof or to violate the Exchange Act.
Section 7.10    Environmental Matters.

(a)    Environmental Disclosure. Each Credit Party will deliver to the Administrative Agent and the Lenders with reasonable promptness, such documents and information as from time to time may be reasonably requested by the Administrative Agent or any Lender, which, if no Event of Default shall have occurred and be continuing, shall be no more frequently than once per Fiscal Year.
(b)    Hazardous Materials Activities, Etc. The Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and (ii) respond to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have a Material Adverse Effect.
Section 7.11    [Reserved].
Section 7.12    Collateral.
(a)    Capital Stock. The Borrower and each other Credit Party shall cause (i) one hundred percent (100%) of the issued and outstanding Capital Stock of each Domestic Subsidiary that owns or holds, directly or indirectly, any interest in any Borrowing Base Property and (ii) sixty-five percent (65%) (or such greater percentage that (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary that owns or holds, directly or indirectly, any interest in any Borrowing Base Property to be subject at all times to a first priority Lien (subject to any Permitted Lien) in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Collateral Documents, together with any filings and deliveries or other items reasonably requested by the Administrative Agent necessary in connection therewith (to the extent not delivered on the Closing Date) to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.
(b)    Borrowing Base Real Properties; Mortgages. The Borrower and each other Credit Party shall cause (i) all real property interests related to the Borrowing Base Real Properties, and (ii) all personal property related to such Borrowing Base Real Properties, in each case owned or held by any Credit Party (including, without limitation, any and all construction drawings, construction plans and architectural renderings relating thereto and any leases, rents, leasing agreements, and, unless such agreements expressly prohibit the grant of a security interest in such Credit Party's rights thereunder, management contracts and franchise agreements (whether or not any such property is included in the real property interests covered under clause (i))), other than vehicles subject to certificates of title, to, in each case, be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of the real property interests in each Borrowing Base Real Property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Mortgages and the other Collateral Documents, including, with respect to any such Borrowing Base Real Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall request (including additional Mortgages or other Collateral Documents, appropriate UCC-1 financing statements, opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent's Liens thereunder)), all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding anything in this clause (b) to the contrary, no Credit Party shall be required to enter into any deposit account control agreement or securities account control agreement or take any other action with respect to deposit accounts or securities accounts (except as provided in clause (c) with respect to the Borrowing Base Securities and otherwise to the extent provided in Section 2.15 and other provisions of this Agreement regarding Cash Collateral).

(c)    Borrowing Base Securities; Pledge and Security Agreements; Securities Account Control Agreements. The Borrower and each other Credit Party shall cause all shares of Securities constituting Borrowing Base Securities (and all proceeds of such Securities, including cash proceeds and additional Approved Securities acquired with the proceeds thereof in accordance with Section 8.18(c)(ii)) to be subject at all times to first priority (subject only to applicable Permitted Liens), perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Pledge and Security Agreements, the related Securities Account Control Agreements and the other Collateral Documents.
(d)    Indemnity; Costs and Expenses. The Borrower and each other Credit Party shall indemnify and/or reimburse (as applicable) the Administrative Agent for any and all reasonable, documented out-of-pocket costs, expenses, claims, fees or other amounts paid or incurred by the Administrative Agent to the extent paid or incurred in connection with the filing or recording of any documents, agreement or instruments related to the Collateral, the protection of any of the Collateral, its rights and interests therein or any Credit Party's underlying rights and interests therein or the enforcement of any of its other rights with respect to the Collateral; provided, that the reimbursement and indemnity obligations set forth in this clause (d) shall be in addition to and in furtherance of all other reimbursement or indemnity obligations of the Credit Parties (including the Borrower) referenced herein or in any other Credit Document.
Section 7.13    Books and Records.
Each Credit Party will keep proper books of record and account in which true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Parent in conformity with GAAP.
Section 7.14    Additional Subsidiaries.
Within thirty (30) days after the acquisition or formation of any Subsidiary (or in the case of clause (b) below, such later date, with the written consent of the Administrative Agent), the Borrower and the other Credit Parties shall:
(a)    notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any other Credit Party and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and
(b)    if such Subsidiary is a Domestic Subsidiary (other than an Excluded Domestic Subsidiary), (i) cause such Person to become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.1(b) and (d) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in the immediately foregoing clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
Notwithstanding the foregoing, no such Subsidiary shall be required to become a Guarantor hereunder if such Subsidiary (I) is an Excluded Domestic Subsidiary, or (II) is expressly prohibited in writing from guaranteeing Indebtedness of any other Person pursuant to (x) a provision in any document, instrument or agreement evidencing Indebtedness or other material agreement of such Subsidiary, (y) a provision of such Subsidiary's Organizational Documents to the extent required by another holder of the Capital Stock of such Subsidiary in connection with the formation thereof or (z) a provision of such Subsidiary's Organizational Documents, which provision was included in such Organizational Document or such other document, instrument or agreement as an express condition to the extension of Indebtedness to such Subsidiary by any of a third party creditor providing the subject financing, any other third-party guarantor thereof or any rating agency in respect thereof, or was included in such Organizational Documents in contemplation of such Subsidiary's entering into any such Indebtedness or other material agreement; provided, that if (A) any Subsidiary qualifying as an Excluded Domestic Subsidiary as of the date of its acquisition or formation ceases to qualify as an Excluded Domestic Subsidiary, or (B) the applicable prohibition against guaranteeing Indebtedness of any other Person shall no longer be in effect with respect to a Subsidiary that is or was not required to become a Guarantor under clause (II) above, the Credit Parties shall promptly notify the Administrative Agent that such Subsidiary no longer qualifies as an Excluded Domestic Subsidiary or that such prohibition is no longer in effect with respect to such Subsidiary (as applicable), and the Credit Parties shall, within thirty (30) days after the date that such Subsidiary ceases to so qualify or such prohibition is no longer in effect with respect to such Subsidiary (or such later date, in each case, with the written consent of the Administrative Agent), cause such Subsidiary to become a Guarantor in accordance with the provisions of clause (b) of this Section 7.14 (unless, in the case of a Subsidiary previously subject to a prohibition against guaranteeing Indebtedness, such Subsidiary otherwise qualifies as an Excluded Domestic Subsidiary thereafter).
Without limiting the foregoing, as a condition to the inclusion of any Real Estate Asset owned by such Subsidiary in the Borrowing Base (if such Subsidiary is not already a Guarantor or is an Excluded Domestic Subsidiary or is not otherwise required to become a Guarantor pursuant hereto), the Borrower and the other Credit Parties shall cause such Subsidiary to become a Guarantor and deliver such documents as are required in connection therewith in accordance with the foregoing clause (b), in each case on or before the earlier of (A) the date on which such Real Estate Asset owned by such Subsidiary is included in any calculation (pro forma or otherwise) of the Borrowing Base and (B) the deadline for the delivery of the next Borrowing Base Certificate.
Section 7.15    Borrowing Base Real Properties Subject to Eligible Ground Leases.

The Borrower (and each applicable Credit Party) shall, with respect to each Borrowing Base Real Property subject to an Eligible Ground Lease:
(a)    Make all payments and otherwise perform in all material respects all obligations in respect of each such Eligible Ground Lease and keep each such Eligible Ground Lease in full force and effect and not allow any such Eligible Ground Lease to lapse or be terminated or any rights to renew any such Eligible Ground Lease to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to any such Eligible Ground Lease and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so would not be reasonably likely to have a Material Adverse Effect.
(b)    Without limiting the foregoing, with respect to each Eligible Ground Lease related to any Borrowing Base Real Property:
(i)    pay when due the rent and other amounts due and payable thereunder (subject to applicable cure or grace periods);
(ii)    timely perform and observe all of the material terms, covenants and conditions required to be performed and observed by it as tenant thereunder (subject to applicable cure or grace periods);
(iii)    do all things necessary to preserve and keep unimpaired such Eligible Ground Lease and its material rights thereunder;
(iv)    not waive, excuse or discharge any of the material obligations of the ground lessor or other obligor thereunder;
(v)    diligently and continuously enforce the material obligations of the ground lessor or other obligor thereunder;

(vi)    not do, permit or suffer any act, event or omission which would result in a default thereunder (or which, with the giving of notice or the passage of time, or both, would constitute a default thereunder), in each case which would permit the applicable ground lessor to terminate or exercise any other remedy with respect to such Eligible Ground Lease;
(vii)    cancel, terminate, surrender, modify or amend any of the provisions of any such Eligible Ground Lease or agree to any termination, amendment, modification or surrender thereof if the effect of such cancellation, termination, surrender, modification, amendment or agreement is to (A) shorten the term of such Eligible Ground Lease, (B) increase the rent payable under such Eligible Ground Lease, (C) increase the purchase price under any purchase option concerning the property included in and subject to such Eligible Ground Lease, (D) modify the gross or net leasable area subject to such Eligible Ground Lease, (E) transfer to the ground lessee any costs and/or expenses previously paid by the ground lessor under such Eligible Ground Lease, (F) terminate (or grant the ground lessor additional rights to unilaterally terminate) such Eligible Ground Lease, or (G) subordinate the rights of the applicable Credit Party under such Eligible Ground Lease to any property manager or any other Person, in each case without the prior written consent of the Administrative Agent;
(viii)    deliver to the Administrative Agent all default and other material notices received by it or sent by it under the applicable Eligible Ground Lease;
(ix)    upon Administrative Agent's reasonable written request, provide to Administrative Agent any information or materials relating to such Eligible Ground Lease and evidencing such Credit Party's due observance and performance of its material obligations thereunder;
(x)    not permit or consent to the subordination of such Eligible Ground Lease to any mortgage or other leasehold interest of the premises related thereto;
(xi)    execute and deliver (to the extent permitted to do so under such Eligible Ground Lease), upon the reasonable request of the Administrative Agent, any documents, instruments or agreements as may be required to permit the Administrative Agent to cure any default under such Eligible Ground Lease;
(xii)    provide to Administrative Agent written notice of its intention to exercise any option or renewal or extension rights with respect to such Eligible Ground Lease or easement at least thirty (30) days prior to the expiration of the time to exercise such right or option and duly exercise any renewal or extension option with respect to any such Eligible Ground Lease or easement (either consistent with such notice or upon the direction of the Administrative Agent); provided, that each Credit Party further hereby appoints the Administrative Agent its attorney-in-fact, coupled with an interest, to execute and deliver, for and in the name of such Person, all instruments, documents or agreements necessary to extend or renew any such Eligible Ground Lease;
(xiii)    not treat, in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, any Eligible Ground Lease as terminated, cancelled or surrendered pursuant to the Bankruptcy Code without the Administrative Agent's prior written consent;
(xiv)    in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, ratify the legality, binding effect and enforceability of the applicable Eligible Ground Lease as against the applicable Credit Party within the applicable time period therefor in such proceedings, notwithstanding any rejection by such ground lessor or trustee, custodian or receiver related thereto;
(xv)    provide to the Administrative Agent not less than thirty (30) days prior written notice of the date on which the applicable Credit Party shall apply to any court or other governmental authority for authority or permission to reject the applicable Eligible Ground Lease in the event that there shall be filed by or against any Credit Party any petition, action or proceeding under the Bankruptcy Code or any similar federal or state law; provided, that the Administrative Agent shall have the right, but not the obligation, to serve upon the applicable Credit Party within such thirty (30) day period a notice stating that (A) the Administrative Agent demands that such Credit Party assume and the assign the relevant Eligible Ground Lease to the Administrative Agent subject to and in accordance with the Bankruptcy Code and (B) the Administrative Agent covenants to cure or provide reasonably adequate assurance thereof with respect to all defaults susceptible of being cured by the Administrative Agent and of future performance under the applicable Eligible Ground Lease; provided, further, that if the Administrative Agent serves such notice upon the applicable Credit Party, such Credit Party shall not seek to reject the applicable agreement and shall promptly comply with such demand;
(xvi)    permit the Administrative Agent (at its option), during the continuance of any Event of Default, to (i) perform and comply with all obligations under the applicable Eligible Ground Lease; (ii) do and take such action as the Administrative Agent deems necessary or desirable to prevent or cure any default by such Credit Party under such Eligible Ground Lease and (iii) enter in and upon the applicable premises related to such Eligible Ground Lease to the extent and as often as the Administrative Agent deems necessary or desirable in order to prevent or cure any default under the applicable Eligible Ground Lease;
(xvii)    during the continuance of an Event of Default, in the event of any arbitration, court or other adjudicative proceedings under or with respect to any such Eligible Ground Lease, permit the Administrative Agent (at its option) to exercise all right, title and interest of the applicable Credit Party in connection with such proceedings; provided, that (i) each Credit Party hereby irrevocably appoint the Administrative Agent as its attorney-in-fact (which appointment shall be deemed coupled with an interest) to exercise such right, interest and title and (ii) the Borrower and the other Credit Parties shall bear all costs, fees and expenses related to such proceedings; provided, further, that each Credit Party hereby further agrees that the Administrative Agent shall have the right, but not the obligation, to proceed in respect of any claim, suit, action or proceeding relating to the rejection of any of the Eligible Ground Leases referenced above by the relevant ground lessor or obligor as a result of bankruptcy or similar proceedings (including, without limitation, the right to file and prosecute all proofs of claims, complaints, notices and other documents in any such bankruptcy case or similar proceeding); and
(xviii)    deliver to the Administrative Agent (and, if it has the ability pursuant to the subject Eligible Ground Lease, cause the applicable ground lessor under such Eligible Ground Lease to deliver to the Administrative Agent) an estoppel certificate from the ground lessor in relation to such Eligible Ground Lease in form and substance acceptable to the Administrative Agent, in its reasonable discretion, and, in any case, setting forth (A) the name of lessee and lessor under the Eligible Ground Lease; (B) that such Eligible Ground Lease is in full force and effect and has not been modified except to the extent Administrative Agent has received notice of such modification; (C) that no rental and other payments due thereunder are delinquent as of the date of such estoppel; and (D) whether such Person knows of any actual or alleged defaults or events of default under the applicable Eligible Ground Lease as of the date of such estoppel;
provided, that each applicable Credit Party hereby agrees to execute and deliver to Administrative Agent, within ten (10) Business Days of any request therefor, such documents, instruments, agreements, assignments or other conveyances reasonably requested by the Administrative Agent in connection with or in furtherance of any of the provisions set forth above or the rights granted to the Administrative Agent in connection therewith.
Section 7.16    Additional Appraisals.
The Credit Parties hereby acknowledge and agree that the Administrative Agent shall have the right, in its discretion, to obtain, at the sole expense of the Borrower, a new or updated Appraisal with respect to any of the Borrowing Base Real Properties to the extent that the most recently delivered Appraisal with respect to such Borrowing Base Real

Property is more than twelve (12) calendar months old; provided, without limiting the foregoing right of the Administrative Agent, so long as no Event of Default shall then exist, the Administrative Agent shall, within fifteen (15) Business Days following the written request of the Borrower and at the sole cost and expense of the Borrower, order new or updated Appraisals for any of the Borrowing Base Real Properties to the extent that the most recently delivered Appraisal related to any such Borrowing Base Real Property is more than six (6) calendar months old. In addition, to the extent the Administrative Agent incurs any out-of-pocket costs or expenses related to any new or updated Appraisal provided for in this Section 7.16, the Borrower shall reimburse the Administrative Agent promptly following written demand (accompanied by reasonable documentation evidencing such out-of-pocket costs or expenses) in the amount of such out-of-pocket costs or expenses. As such new or updated Appraisals are obtained and approved by the Administrative Agent, such Appraisals shall, immediately upon such approval, be used in the determination of the Borrowing Base Real Property Value of the applicable Borrowing Base Real Property.
Section 7.17    REIT Status.

The Parent and the Borrower will, and will cause each of their respective Subsidiaries to, operate their businesses at all times so as to satisfy all requirements necessary for the Parent to qualify as a REIT, and the Parent shall elect to be qualified as a REIT in connection with the filing of the Parent's tax returns for the Fiscal Year ended December 31, 2013. From and after the date upon which the Parent elects to be qualified as a REIT, the Parent will maintain its status, and such election to be treated, as a REIT. The Borrower shall at all times be a partnership or other disregarded entity for federal income tax purposes under the Internal Revenue Code.
Section 7.18    Leasing Matters Regarding Borrowing Base Real Properties.
The Borrower and each of the other applicable Credit Parties will comply with the following requirements in connection with Tenant Leases regarding Borrowing Base Real Properties:
(a)    Any Material Leases with respect to any Borrowing Base Real Property entered into after such Real Estate Asset is first included as a Borrowing Base Real Property (other than extensions or renewals of existing Material Leases pursuant to options provided therein at the sole discretion of the Tenant with respect thereto or otherwise on substantially similar or better terms to the applicable existing Material Leases), shall be subject to the prior approval of the Administrative Agent, as to the economic terms only, which approval shall not be unreasonably withheld. All renewals of Material Leases (other than extensions or renewals of existing Material Leases pursuant to options provided therein or otherwise on substantially similar or better terms to the applicable existing Material Lease) and all new Material Leases executed after such Real Estate Asset is first included as a Borrowing Base Real Property shall provide for rental rates and other economic terms and conditions substantially consistent with or better than then-current market rates and conditions. Unless otherwise approved by the Administrative Agent, in its reasonable discretion, all Tenant Leases with respect to a particular Borrowing Base Real Property executed after such Real Estate Asset is first included as a Borrowing Base Real Property (other than extensions or renewals of existing Tenant Leases pursuant to options provided therein or otherwise on substantially similar or better terms to the applicable existing Tenant Leases) shall provide that they are subordinate to the Mortgage encumbering the related Borrowing Base Real Property and that the tenant agrees, subject to appropriate provisions for non-disturbance to the extent the tenant is not in default thereunder, to attorn to the Administrative Agent or any purchaser at a sale by foreclosure or power of sale. Without limiting the foregoing, if reasonably requested by the Administrative Agent, the Borrower (or the applicable Credit Party with respect to such Borrowing Base Real Property) shall use commercially reasonable efforts to cause the Tenant under each new Material Lease to deliver to the Administrative Agent an estoppel certificate and an SNDA with respect to such Material Lease.
(b)    For purposes of clarification, no approval or consent of the Administrative Agent or any of the Lenders is required for any new Tenant Leases, or Tenant Lease renewals or modifications, in each case executed after such Real Estate Asset is first included as a Borrowing Base Real Property, if such Tenant Lease is not a Material Lease.

(c)    Except as otherwise agreed to by the Administrative Agent (which such agreement shall not be unreasonably withheld, conditioned or delayed), the Borrower (or the applicable Credit Party with respect to such Borrowing Base Real Property) (i) shall observe and perform the material obligations imposed upon the landlord under the Tenant Leases in a commercially reasonable manner; (ii) (x) except as otherwise provided in the following clauses (y) or (z), shall enforce the terms, covenants and conditions contained in each Tenant Lease against the Tenant thereunder in a commercially reasonable manner, (y) may amend or waive the terms, covenants and conditions contained in the Tenant Leases (other than the material or economic terms of a Material Lease) in a commercially reasonable manner, and (z) may amend or waive any of the material or economic terms of any Material Lease with the prior consent of the Administrative Agent, such consent not to be unreasonably withheld; (iii) shall not collect any of the rents from Tenant Leases more than three (3) months in advance (other than security deposits); and (iv) shall not execute any other assignment of lessor's interest in the Tenant Leases or the rents from Tenant Lease (except as contemplated hereby or by the other Credit Documents).
(d)    With regard to any action described in this Section 7.18 for which the Administrative Agent's consent is required, the Administrative Agent's consent will not be unreasonably withheld, conditioned or delayed, and the Administrative Agent shall respond to any such action within ten (10) Business Days after request for approval thereof has been made by the applicable Credit Party. In the event that the Administrative Agent fails to notify such Credit Party that the Administrative Agent either approves such request or disapproves such request within ten (10) Business Days after receipt thereof, the action which was the subject of said request shall be deemed approved. Promptly following execution and delivery of any Material Lease relating to a Borrowing Base Real Property, the Borrower or the applicable Credit Party that is a party to such Material Lease shall deliver a copy of said Material Lease to the Administrative Agent.
Section 7.19    Post-Closing Covenants.

The Borrower agrees to deliver each of the items identified in the following table to the Administrative Agent within the time periods set forth therein for such item (or such later date as the Administrative Agent determines in its reasonable discretion):

Description of Item:	To Be Delivered By:
Duly-completed Schedule 6.21 (Insurance Coverage), in form and substance reasonably acceptable to the Administrative Agent	May 6, 2013
Fully-executed (other than by the Administrative Agent) counterparts of the State Street Securities Account Control Agreement	May 6, 2013

Section 8    NEGATIVE COVENANTS
Each Credit Party covenants and agrees that until the Termination Date, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 8.
Section 8.1    Indebtedness.
No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than:
(a)    the Obligations;
(b)    Indebtedness of any Credit Party or any Subsidiary of any Credit Party to any other Credit Party or any other such Subsidiary so long as any such Indebtedness owing by any Credit Party to any Subsidiary which is not a Credit Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c)    Guarantees;
(d)    Indebtedness existing on the Closing Date and described in Schedule 8.1, together with any Permitted Refinancing thereof;
(e)    Indebtedness with respect to (x) Capital Leases and (y) purchase money Indebtedness, and any Permitted Refinancing thereof; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness; provided further that the sum of the aggregate principal amount of any Indebtedness under this clause (e) shall not exceed at any time $1,000,000;
(f)    Indebtedness in respect of any Swap Contract that is entered into in the ordinary course of business to hedge or mitigate risks to which any Credit Party or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities (it being acknowledged by the Credit Parties that a Swap Contract entered into for speculative purposes or of a speculative nature is not a Swap Contract entered into in the ordinary course of business to hedge or mitigate risks);
(g)    Indebtedness arising in connection with the financing of insurance premiums in the ordinary course of business;
(h)    cash management obligations and other Indebtedness in respect of endorsements for collection or deposit, netting services, overdraft protections and similar arrangements, in each case, in connection with deposit accounts in the ordinary course of business;
(i)    Indebtedness representing deferred compensation to officers, directors, employees of the Borrower and its Subsidiaries;
(j)    Recourse Indebtedness of any Credit Party secured by a Lien on any asset or assets of such Credit Party in an aggregate amount not to exceed 10% of Total Asset Value at any time (excluding Obligations of the Credit Parties secured by Liens under the Collateral Documents); provided, no such secured Recourse Indebtedness (other than Obligations of the Credit Parties hereunder and under the other Credit Documents) shall be permitted under this clause (j) until and unless Total Asset Value is greater than $200,000,000;
(k)    Indebtedness under letters of credit, bank guaranties or similar instruments in support of obligations of the Credit Parties in respect of workers compensation, unemployment insurance and other types of social security, or to secure the performance by the Credit Parties of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and other similar obligations, to the extent incurred in the ordinary course of business of the Credit Parties;
(l)    Indebtedness in the form of indemnification, adjustment of purchase or acquisition price, earn-out or similar obligations arising under agreements of a Credit Party or any Subsidiary thereof, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets, to the extent such acquisition or disposition is not prohibited under this Agreement;
(m)    Indebtedness consisting of customary indemnification and expense reimbursement obligations incurred in the ordinary course of business and not in connection with Indebtedness for money borrowed;
(n)    Indebtedness of the Borrower and its Subsidiaries in respect of letters of credit for which such Person's reimbursement obligations have been cash collateralized in full; and
(o)    Non-Recourse Indebtedness of any Subsidiaries that are not, and are not required to be, Credit Parties hereunder, so long as the Borrower shall be in compliance, on a pro forma basis after giving effect to such Non-Recourse Indebtedness, with the financial covenants set forth in Sections 8.8(a) and (b), recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 7.1.
Section 8.2    Liens.
No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of its Subsidiaries, whether now owned or hereafter acquired, created or licensed or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any Applicable Laws related to intellectual property, except:
(a)    Liens in favor of the Administrative Agent for the benefit of the holders of the Obligations granted pursuant to any Credit Document;
(b)    Liens for Taxes not overdue or for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
(c)    statutory Liens of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) or 4068 of ERISA that would constitute an Event of Default under Section 9.1(j)), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
(d)    Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return‑of‑money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
(e)    easements, rights‑of‑way, restrictions, encroachments, and other minor encumbrances, defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Credit Party or any of its Subsidiaries, including, without limitation, all encumbrances shown on any policy of title insurance in favor of the Administrative Agent with respect to any Real Estate Asset;
(f)    any interest or title of a lessor or sublessor under any lease of real estate not prohibited hereunder (including the interests of any ground lessor under an Eligible Ground Lease respecting any Borrowing Base Real Property);
(g)    Liens solely on any cash earnest money deposits made by any Credit Party or any of its Subsidiaries in connection with any letter of intent, or purchase agreement permitted hereunder;
(h)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use, operation or development of any real property;
(k)    licenses of patents, trademarks and other intellectual property rights granted by any Credit Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Credit Party or such Subsidiary;
(l)    Liens existing as of the Closing Date and described in Schedule 8.2;
(m)    Liens securing purchase money Indebtedness and Capital Leases to the extent permitted pursuant to Section 8.1(e); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness or the assets subject to such Capital Lease, respectively;
(n)    Liens in favor of the Issuing Bank or the Swingline Lender on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;
(o)    Liens consisting of judgment or judicial attachment liens relating to judgments which do not constitute an Event of Default hereunder;
(p)    licenses (including licenses of Intellectual Property), sublicenses, leases or subleases granted to third parties in the ordinary course of business;
(q)    Liens in favor of collecting banks under Section 4-210 of the UCC;
(r)    Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;
(s)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;
(t)    Liens that are contractual rights of set-off included in any account agreement (i) relating to the establishment of depository relationships with banks in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Credit Parties and their Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Credit Parties and their Subsidiaries, or (iii) governing any brokerage or securities accounts established in the ordinary course of business of the Credit Parties and their Subsidiaries;
(u)    rights or interests of a buyer in or with respect to assets pursuant to a purchase and sale agreement or similar agreement in respect of any Asset Sale that is not otherwise prohibited hereunder;
(v)    rights of insurance carriers in or with respect to deposits made by any Credit Party or any Subsidiary thereof in the ordinary course of business to secure liability of such Credit Party or Subsidiary to insurance carriers, and Liens on insurance policies and the proceeds thereof securing financing of the premiums with respect thereto;
(w)    Liens on cash collateral that secures any letter of credit permitted under Section 8.1(n); and
(x)    Liens securing Recourse Indebtedness and Non-Recourse Indebtedness of any Credit Party or any Subsidiary thereof (including any Foreign Subsidiary and any Excluded Domestic Subsidiary) to the extent such secured Recourse Indebtedness or Non-Recourse Indebtedness is permitted pursuant to Section 8.1.
Section 8.3    No Further Negative Pledges.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, be bound by any Negative Pledge; provided, however, that this Section 8.3 shall not prohibit (i) an agreement (x) evidencing Indebtedness which such Credit Party or such Subsidiary may create, incur, assume, or permit or suffer to exist under Section 8.1, (y) which Indebtedness is secured by a Lien permitted to exist under Section 8.2, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into, (ii) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) customary restrictions and conditions contained in any agreement relating to the disposition of any property or assets not prohibited under Section 8.10 pending the consummation of such disposition, and (iv) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business.
Section 8.4    Restricted Payments.
No Credit Party shall, nor shall it permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)    each Subsidiary of the Borrower may make Restricted Payments to the Borrower, and the Borrower and each other Subsidiary of the Parent may make Restricted Payments to the Parent;
(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person;
(c)    the Borrower may make Restricted Payments to Parent solely to the extent necessary to permit Parent to make Restricted Payments on its own behalf in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Parent, subject to the limitations with respect to such Restricted Payments set forth in Section 8.8(d); and
(d)    the Credit Parties and the other Consolidated Parties (if any) shall be permitted to make other Restricted Payments, subject to the limitations with respect to such Restricted Payments set forth in Section 8.8(d).
Section 8.5    Burdensome Agreements.
No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to the Borrower or other Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to the Borrower or any other Credit Party, (iii) make loans or advances to the Borrower or any other Credit Party, (iv) sell, lease or transfer any of its property to the Borrower or any other Credit Party, (v) pledge its property pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Credit Party pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(vi) above) for (1) this Agreement and the other Credit Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(e), Section 8.1(j) or Section 8.1(o); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or financed and secured thereby, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.10 pending the consummation of such sale, (5) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (6) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to, any property, assets or Capital Stock consummated or entered into in the ordinary course of business and not otherwise prohibited under this Agreement or (7) in connection with a sale of assets in the ordinary course of business which will result in the occurrence of the Termination Date.

Section 8.6    Investments.
No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any joint venture and any Foreign Subsidiary, except:
(a)    Investments in cash and Cash Equivalents and deposit accounts or securities accounts in connection therewith;
(b)    Investments owned as of the Closing Date in any Subsidiary or Unconsolidated Affiliate, and Investments in any Subsidiary formed or acquired after the Closing Date (to the extent such Subsidiary is a Guarantor, or becomes a Guarantor in accordance with Section 7.14(b));
(c)    intercompany loans and Guarantees to the extent permitted under Section 8.1;
(d)    Investments existing on the Closing Date and described on Schedule 8.6;
(e)    Investments in Real Estate Assets (other than Unimproved Land or Construction-In-Process, Investments in which shall be subject to the limitations set forth in clause (j) below);
(f)    Investments in Subsidiaries formed or acquired after the Closing Date that do not own Borrowing Base Real Properties, so long as the Borrower shall be in compliance, on a pro forma basis after giving effect to such Investment, with the financial covenants set forth in Section 8.8, recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 7.1; provided, in no event shall the aggregate amount of Investments under this clause (f) in Foreign Subsidiaries and Excluded Domestic Subsidiaries (based on the fair market value of each such Investment at such time of determination) at any time exceed 15% of Total Asset Value;
(g)    Investments constituting Swap Contracts permitted by Section 8.1(f);
(h)    Investments constituting accounts or lease receivables, trade debt, prepayments and deposits, in each case made in the ordinary course of business;
(i)    Investments in the nature of capital expenditures in respect of any fixed or capital asset, to the extent such capital expenditures constitute normal replacements and maintenance or other reasonable and customary capital expenditures made in the ordinary course of the business of the Parent and its Subsidiaries;
(j)    subject to the following limitations, Investments in the following asset classes: (i) Capital Stock, the issuer with respect to which is (A) an Unconsolidated Affiliate (“Class I”), or (B) a REIT or a real estate operating company (so long as, in the case of a real estate operating company, such real estate operating company either (x) holds at least 50% of its assets in real estate or real estate-related operations, or (y) derives at least 50% of its revenues from real estate or real estate-related operations) (“Class V”), (ii) Mortgage Receivables (“Class II”), (iii) Construction-In-Process (“Class III”), and Unimproved Land (“Class IV”): provided, Investments in each of the foregoing asset classes shall be permitted hereunder only to the extent that the aggregate amount of all Investments in such class (based on the fair market value of each such Investment at such time of determination) does not exceed the corresponding percentage of Total Asset Value set forth below:

Class	Investment Type	Maximum Percentage
I	Unconsolidated Affiliates (including any Investments in Unconsolidated Affiliates permitted under clause (b) above)	15%
II	Mortgage Receivables	20%
III	Construction-In-Process	—%
IV	Unimproved Land	—%
V	Capital Stock (Other than Capital Stock of Subsidiaries or Unconsolidated Affiliates)	35%

In addition to the foregoing limitations on permitted Investments under this clause (i), at no time shall (x) the aggregate fair market value of the Investments in Classes I, II, III and IV above exceed 20.0% of Total Asset Value, or (II) the aggregate fair market value of the Investments in Classes I, II, III, IV and V above exceed 50.0% of Total Asset Value.
(k)    Investments in Capital Stock or promissory notes received from financially troubled account debtors made in the ordinary course of business in satisfaction or partial satisfaction of the accounts or other obligations of such account debtors owing to any Credit Party or any Subsidiary thereof, and upon foreclosure or other exercise of secured party remedies or other transfer of title with respect to any secured Investment permitted hereunder;
(l)    promissory notes and other non-cash consideration received in connection with Asset Sales not prohibited by Section 8.10, so long as the aggregate fair market value of all such promissory notes and other non-cash consideration, when combined with the aggregate fair market value of all Mortgage Receivables, does not exceed the percentage of Total Asset Value permitted for Mortgage Receivables under clause (j) above; and
(m)    deposits of cash made by any Credit Party or Subsidiary thereof in the ordinary course of business to any landlord or lessor under any lease to secure the performance of such Credit Party or Subsidiary under such lease.
Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 8.4.
Section 8.7    Use of Proceeds.
No Credit Party shall use the proceeds of any Credit Extension of the Loans except pursuant to Section 7.9.
Section 8.8    Financial Covenants.
No Credit Party shall:
(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any Fiscal Quarter of the Borrower to be greater than 0.60 to 1.00.
(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter of the Borrower ending on and after December 31, 2013 to be less than 1.50 to 1.00.
(c)    Tangible Net Worth. Permit Tangible Net Worth as of the end of any Fiscal Quarter of the Borrower ending on and after the Initial Maturity Date to be less than $125,000,000.
(d)    Distribution Limitation. Permit, nor shall any Subsidiary of any Credit Party permit, for any given four (4) calendar quarter period of the Consolidated Parties, the aggregate amount of Restricted Payments made by the Consolidated Parties to the holders of their Capital Stock (excluding any such holders of Capital Stock which are Credit Parties) during such period to exceed the FFO Distribution Allowance for such period; provided, that to the extent no Event of Default under Sections 9.1(a), (f) or (g) is continuing or will result from same, each Credit Party and each other Subsidiary shall be permitted to make Restricted Payments to the Borrower and the Borrower shall be permitted to make Restricted Payments to Parent (and the Borrower may make any corresponding Restricted Payments to the holders (other than the Parent) of limited partnership units in the Borrower, based on such holders' individual percentage ownership of Capital Stock in the Borrower), in each case to permit the Parent to make Restricted Payments to the holders of the Capital Stock in the Parent to the extent necessary to maintain Parent's status as a REIT or to enable the Parent to avoid payment of any Tax for any calendar year that could be avoided by reason of a Restricted Payment by Parent to its equityholders, with such Restricted Payment by the Parent to be made as and when determined by Parent, whether during or after the end of, the relevant calendar year, and in all cases as set forth in a certification to the Administrative Agent from the chief financial officer of the Parent. In addition, the Parent may at any time redeem shares of its Capital Stock in accordance with the Share Redemption Program, provided that (x) such redemption is consummated in accordance with the terms and conditions of the Share Redemption Program, and (y) the aggregate amount of redemptions in any calendar year shall not exceed the amount currently permitted under the Share Redemption Program.
Section 8.9    Capital Expenditures.
The Credit Parties shall not make or become legally obligated to make any capital expenditures, except to the extent permitted under Section 8.6(i).
Section 8.10    Fundamental Changes; Disposition of Assets; Acquisitions.
No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any Acquisition or transaction of merger or consolidation, or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution), or make any Asset Sale, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory and materials and the acquisition of equipment and capital expenditures in the ordinary course of business, subject to Section 8.9) the business, property or fixed assets of, or Capital Stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
(a)    any Subsidiary of the Borrower may be merged with or into the Borrower or any other Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any other Subsidiary; provided, in the case of such a merger, (i) if the Borrower is party to the merger, the Borrower shall be the continuing or surviving Person and (ii) if any Guarantor is a party to such merger, then a Guarantor shall be the continuing or surviving Person;
(b)    Asset Sales, the proceeds of which when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, do not exceed an amount equal to fifty percent (50.0%) of the Total Asset Value as of the date of any such Asset Sale; provided, the consideration received for the assets subject to such Asset Sales shall in all cases be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the applicable Credit Party (or similar governing body)); provided, further, in no event shall any Credit Party or any Subsidiary thereof make any Asset Sale if, as a result of such Asset Sale, Total Asset Value immediately following such Asset Sale would be less than fifty percent (50.0%) of the Total Asset Value as of the last day of the prior Fiscal Year; provided, further, each of the Credit Parties acknowledges and agrees that the proceeds of any such Asset Sales permitted hereunder shall not be used to make Restricted Payments other than in compliance with Sections 8.4 and 8.8(d); and
(c)    Investments made in accordance with Section 8.6.
Section 8.11    Disposal of Subsidiary Interests.

Except as otherwise permitted by this Agreement and except for Liens securing the Obligations, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by Applicable Laws; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by Applicable Laws.
Section 8.12    Reserved.
    Section 8.13    Transactions with Affiliates and Insiders.
No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any officer, director or Affiliate of the Borrower or any its Subsidiaries on terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an officer, director or Affiliate of the Borrower or any of its Subsidiaries; provided, the foregoing restriction shall not apply to (a) any transaction between or among the Credit Parties; (b) normal and reasonable compensation and reimbursement of expenses of directors in the ordinary course of business; (c) compensation and reimbursement of out-of-pocket expenses, employment and severance arrangements for officers and other employees entered into in the ordinary course of business; (d) equity issuances by the Parent not constituting a Change of Control; (e) payments by the Parent permitted by Section 8.4; and (e) the payment of customary indemnities to directors, officers and employees in the ordinary course of business.
Section 8.14    Prepayment of Other Funded Debt.
No Credit Party shall, nor shall it permit any of its Subsidiaries to:
(a)    after the issuance thereof, amend or modify (or permit the amendment or modification of) the terms of any Funded Debt of a Credit Party in a manner adverse to the interests of the Lenders (including specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto);
(b)    amend or modify, or permit or acquiesce to the amendment or modification (including waivers) of, any material provisions of any Subordinated Debt, including any notes or instruments evidencing any Subordinated Debt and any indenture or other governing instrument relating thereto;
(c)    make any payment in contravention of the terms of any Subordinated Debt; or
(d)    except in connection with a refinancing or refunding permitted hereunder, make any voluntary prepayment, redemption, defeasance or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of, any Funded Debt of a Credit Party (other than the Indebtedness under the Credit Documents, intercompany Indebtedness permitted hereunder and Indebtedness permitted under Section 8.1(b)).
Without limiting the foregoing, nothing in this Section 8.14 shall be interpreted or deemed to permit any Credit Party or Subsidiary to incur any Funded Debt or Subordinated Debt to the extent such Funded Debt or Subordinated Debt is not otherwise expressly permitted under Section 8.1.
Section 8.15    Conduct of Business.
From and after the Closing Date, the Parent and the Borrower shall not, nor shall they permit any of their Subsidiaries to, engage in any business other than the businesses engaged in by the Parent, the Borrower or such Subsidiary, respectively, on the Closing Date and businesses that are substantially similar, related or incidental thereto.

Section 8.16    Fiscal Year.
No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.
Section 8.17    Amendments to Organizational Agreements/Material Agreements.
No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or permit any amendments to its Organizational Documents if such amendment would reasonably be expected to be materially adverse to the Lenders or the Administrative Agent. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or permit any amendment to, or terminate or waive any provision of, any Material Contract unless such amendment, termination, or waiver would not have a material adverse effect on the Administrative Agent or the Lenders.
Section 8.18    Addition/Removal of Borrowing Base Real Properties and Borrowing Base Securities.
Neither the Borrower nor any other Credit Party shall request the addition or a release of any Borrowing Base Real Property or any Borrowing Base Securities from the Liens established pursuant to the applicable Mortgages, Pledge and Security Agreements, Securities Account Control Agreements and other Collateral Documents or add any Real Estate Asset as a Borrowing Base Real Property or any Approved Securities as Borrowing Base Securities hereunder except in accordance with the following:
(a)    The Borrower may from time to time amend Schedule 6.26 to add an additional Real Estate Asset that qualifies as a Borrowing Base Real Property; provided, no Real Estate Asset shall be included as a Borrowing Base Real Property in any Compliance Certificate or Borrowing Base Certificate delivered to the Administrative Agent, on Schedule 6.26 or otherwise in any calculation of the Borrowing Base unless and until (i) the Borrower has delivered to the Administrative Agent all of the Borrowing Base Real Property Deliverables with respect to such Real Estate Asset and such Real Estate Asset otherwise meets all of the requirements set forth in the definition of “Borrowing Base Real Property” for inclusion in the Borrowing Base and either (A) the Mortgage meeting the requirements hereof and encumbering such Real Estate Asset has been filed or recorded in each filing or recording office that the Administrative Agent may deem necessary or desirable in its reasonable discretion in order to create a valid first priority, perfected Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties or (B) the Administrative Agent has received a Mortgage Policy respecting such Real Estate Asset (which Mortgage Policy shall include “gap” insurance coverage), and (ii) without limiting the foregoing, the Lenders have approved in writing (or have been deemed to have approved, in accordance with the provisions of clause (m) of the definition of “Borrowing Base Real Properties”) the qualification of such Real Estate Asset as a Borrowing Base Real Property; provided, further, to the extent the Borrower has delivered to the Administrative Agent and the Lenders all of the Conditional Approval BBP Deliverables with respect to a particular Real Estate Asset, the Required Lenders may conditionally approve (or be deemed to have conditionally approved, in accordance with the provisions of clause (m) of the definition of “Borrowing Base Real Properties”) the addition of such Real Estate Asset as a Borrowing Base Property, such conditional approval to be subject only to the receipt and approval by the Administrative Agent and the Required Lenders (to the extent subject to Required Lender approval) of each of the remaining Borrowing Base Real Property Deliverables. In the case of any conditional approval pursuant to the immediately preceding sentence, such Real Estate Asset will be included in the Borrowing Base as a Borrowing Base Real Property only upon (x) receipt and approval by the Required Lenders (or deemed approval, in accordance with the provisions of clause (m) of the definition of “Borrowing Base Real Properties”) of the remaining Required Lender BBP Deliverables and (y) receipt and approval (or deemed approval, in accordance with the provisions of clause (m) of the definition of “Borrowing Base Real Properties”) by the Administrative Agent of all remaining Borrowing Base Real Property Deliverables for such Real Estate Asset (except, in either case, to the extent the delivery thereof is otherwise waived in writing by the Administrative Agent and the Required Lenders). In connection with the addition of any Borrowing Base Real Property following (or in connection with) such approval by the Administrative Agent and the Required Lenders (as applicable), the Administrative Agent will, in good faith, review and consider executing customary documentation not otherwise included in the Borrowing Base Real Property Deliverables that may be requested by any applicable Approved Manager with respect to such Borrowing Base Real Property.

(b)    The Borrower may from time to time amend Schedule 6.27 to add additional shares of Approved Securities that qualify as Borrowing Base Securities; provided, no shares of Approved Securities shall be included as Borrowing Base Securities in any Compliance Certificate or Monthly Borrowing Base Securities Certificate, on Schedule 6.27 or otherwise in any calculation of the Borrowing Base unless (i) the Administrative Agent shall have received an amended Schedule 6.27 reflecting such additional shares of Approved Securities; (ii) to the extent such Approved Securities are to be acquired with the proceeds from any Credit Extension or if such Credit Extension otherwise constitutes “purpose credit” under Regulation U of the FRB, the Borrower and each Lender shall have delivered a duly completed and executed form FR U-1, along with such other documentation and certificates as are necessary to comply with Regulation U of the FRB, and (iii) such Approved Securities constitute Pledged Collateral under a Pledge and Security Agreement, and are held in a Securities Account that is subject to a Securities Account Control Agreement, such that the Administrative Agent shall have a valid, first-priority, perfected Lien on such Approved Securities.
(c)    Notwithstanding anything contained herein to the contrary, to the extent that:
(i)    any Real Estate Asset previously-qualifying as a Borrowing Base Real Property ceases to meet the criteria for qualification as such, such Real Estate Asset shall be immediately removed from all Borrowing Base-related calculations contained herein. Without limiting the foregoing, if the Occupancy Rate for all Borrowing Base Real Properties, on a pooled basis, shall at any time of determination be less than eighty-five percent (85%), one or more Real Estate Assets otherwise qualifying as Borrowing Base Real Properties (beginning with such Real Estate Assets with the lowest individual Occupancy Rates) shall be immediately removed from all Borrowing Base-related calculations contained herein until the Occupancy Rate for all remaining Borrowing Base Real Properties included in such calculations at such time of determination, on a pooled basis, is equal to or greater than eighty-five percent (85%).
(ii)    any Borrowing Base Securities fail to satisfy any of the Borrowing Base Securities Approval Conditions or if such Borrowing Base Securities cease to be owned by the Borrower as a result of one or more trades affecting such Borrowing Base Securities, such Borrowing Base Securities shall be removed from the Borrowing Base on the earlier of (x) the date of delivery of the next scheduled Monthly Borrowing Base Securities Certificate following the date on which such Borrowing Base Securities failed to satisfy any such Borrowing Base Securities Approval Conditions or ceased to be owned by the Borrower, or (y) the date on which such next scheduled Monthly Borrowing Base Securities Certificate is required to be delivered pursuant to Section 7.1(c). Any such Borrowing Base Securities removed from the Borrowing Base-related calculations pursuant to this clause (c)(ii) shall cease to be “Borrowing Base Securities” hereunder on the earlier of such dates in the foregoing clauses (x) and (y), and Schedule 6.27 attached hereto shall be deemed to have been amended as of the earlier of such dates in the foregoing clauses (x) and (y) to remove such shares of Approved Securities from the list of Borrowing Base Securities. In the event any such Securities (whether or not such Securities qualify as Borrowing Base Securities) cease to be owned by the Borrower as a result of one or more trades affecting such Securities, Borrower shall (x) either (A) re-invest the proceeds from the sale of such Borrowing Base Securities in other Approved Securities (and cause such additional Approved Securities to constitute Pledged Collateral held in the applicable Securities Account, subject to a Securities Account Control Agreement) or (B) cause the cash proceeds from such sale to be held in such Securities Account and subject to such Securities Account Control Agreement until the date on which the next scheduled Monthly Borrowing Base Securities Certificate following the date on which such Borrowing Base Securities ceased to be owned by the Borrower is actually delivered, or (y) immediately following the date on which such Borrowing Base Securities cease to be owned by the Borrower as a result of one or more trades affecting such Borrowing Base Securities, cause the Credit Parties to be in compliance with all of the covenants contained in Sections 7 and 8 of this Agreement and with all Borrowing Base-related limitations on Outstanding Amounts set forth in this Agreement (in which case Borrower shall deliver to the Administrative Agent an updated Compliance Certificate with calculations showing the effect of such removal on the financial covenants contained herein and on any Borrowing Base-related restrictions on the Outstanding Amounts hereunder).
(d)    The Credit Parties may voluntarily remove any Borrowing Base Real Property or any Borrowing Base Securities from qualification as such if, and to the extent that, the Credit Parties shall, immediately following such removal, be in compliance with all of the covenants contained in Sections 7 and 8 of this Agreement and with all Borrowing Base-related limitations on Outstanding Amounts set forth in this Agreement; provided, for purposes of clarification, the removal of Borrowing Base Securities from the Borrowing Base following Borrower's ceasing to own such Borrowing Base Securities as a result of one or more trades affecting such Borrowing Base Securities shall not be considered or deemed to be a “voluntary removal” under this clause (d), and the removal of such Borrowing Base Securities from the Borrowing Base shall be governed by the provisions set forth in clause (c) above.
(e)    Upon removal of a Borrowing Base Real Property pursuant to clauses (c) or (d) above, (i) such Real Estate Asset shall immediately cease to be a “Borrowing Base Real Property” hereunder and Schedule 6.26 shall be immediately amended to remove such Real Estate Asset from the list of Borrowing Base Real Properties, (ii) the Borrower shall promptly deliver to the Administrative Agent written notice of any such voluntary removal or other event or circumstance that results in such Real Estate Asset previously qualifying as a Borrowing Base Real Property under clauses (c) or (d) above, as the case may be, ceasing to qualify as such (provided, that such notification shall be accompanied by an updated Compliance Certificate with calculations showing the effect of such removal on the financial covenants contained herein and on any Borrowing Base-related restrictions on the Outstanding Amounts hereunder), and (iii) if and to the extent no Default or Event of Default then exists and the Administrative Agent determines that all information and calculations set forth on such Compliance Certificate are accurate in all material respects, all Liens in favor of the Administrative Agent on such Real Estate Asset shall be released promptly by the Administrative Agent.
(f)    Upon any voluntary removal by the Borrower of any Borrowing Base Securities from the Borrowing Base pursuant to clause (d) above, (i) Schedule 6.27 shall be amended to remove such shares of Securities from the list of Borrowing Base Securities as of the date of such removal under clause (d) above, and (ii) the Borrower shall promptly deliver to the Administrative Agent written notice of any such voluntary removal of such shares of Approved Securities previously qualifying as Borrowing Base Securities under clause (d) above (provided, that such notification shall be accompanied by an updated Compliance Certificate with calculations showing the effect of such removal on the financial covenants contained herein and on any Borrowing Base-related restrictions on the Outstanding Amounts hereunder).
Section 8.19    Property Management Agreements Regarding Borrowing Base Real Properties.

(a)    No Credit Party shall, following the date on which any Real Estate Asset is first included as a Borrowing Base Real Property, enter into any property management agreement, or agree to pay any Person any fees or compensation in connection with the management of all or any portion of such Borrowing Base Real Property, except with an Approved Manager pursuant to a management agreement substantially in the form approved by the Administrative Agent prior to the Closing Date or other form reasonably acceptable to the Administrative Agent, in which case such Credit Party shall promptly cause such Approved Manager to execute and deliver to the Administrative Agent an Assignment of Management Agreement. With respect to each Borrowing Base Real Property subject to a property management agreement, the Borrower (or the applicable Credit Party with respect to such Borrowing Base Real Property) shall (i) promptly perform and observe in a commercially reasonable manner all of the covenants required to be performed and observed by it under such property management agreement and do all things necessary (to the extent commercially reasonable) to preserve and to keep unimpaired its material rights thereunder; (ii) promptly deliver to the Administrative Agent a copy of any notice of default or other material notice under such property management agreement received by the Borrower (or the applicable Credit Party with respect to such Borrowing Base Real Property) from the Approved Manager party thereto (including any notice that the Approved Manager intends to terminate such property management agreement or that the Approved Manager otherwise intends to discontinue its management of such Borrowing Base Real Property); and (iii) promptly enforce in a commercially reasonable manner the performance and observance of all of the covenants required to be performed and observed by such Approved Manager under such property management agreement.
(b)    No Credit Party shall, without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel any property management agreement or otherwise replace any Approved Manager or enter into any other management agreement with respect to any Borrowing Base Real Property, except in accordance with clause (a) of this Section 8.19; (ii) reduce or consent to the reduction of the term of any such property management agreement; (iii) increase or consent to the increase of the amount of any charges or management fees under any such property management agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any property management agreement if such modification, change, supplement, alteration, amendment, waiver or release would be adverse to the interests of the Lenders in any material respect.
Section 9    EVENTS OF DEFAULT; Remedies; Application of Funds.
Section 9.1    Events of Default.
If any one or more of the following conditions or events shall occur:
(a)    Failure to Make Payments When Due. Failure by any Credit Party to pay (i) the principal of any Loan when due, whether at stated maturity, by acceleration or otherwise; (ii) within one (1) Business Day of when due any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) within three (3) Business Days of when due any interest on any Loan or any fee or any other amount due hereunder; or
(b)    Default in Other Agreements. (i) Failure of any Credit Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of (x) Recourse Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount equal to or greater than the lesser of (A) 10% of Total Asset Value at such time and (B) $15,000,000, or (y) Non-Recourse Indebtedness in an aggregate principal amount equal to or greater than the lesser of (A) 20% of Total Asset Value at such time and (B) $50,000,000, in each case beyond the grace or cure period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness in the aggregate principal amounts referred to in clauses (i)(x) or (i)(y) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
(c)    Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 7.1, Section 7.2(a), Section 7.5, Section 7.9, Section 7.12, Section 7.14, Section 7.15 (to the extent such failure would permit the ground lessor under the applicable Eligible Ground Lease to terminate such Eligible Ground Lease), Section 7.17, Section 7.19, or Section 8; or
(d)    Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
(e)    Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 9.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Borrower becoming aware of such default, or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or
(f)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any of its Subsidiaries under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
(g)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party or any of its Subsidiaries or any committee thereof shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.1(f); or
(h)    Judgments and Attachments. (i) Any one or more money judgments, writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of $5,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; provided, to the extent such money judgments, writs or warrants of attachment or similar process arise out of or relate solely to Recourse Indebtedness of any Credit Party or Credit Parties, the existence of such money judgments, writs or warrants of attachment or similar process shall not constitute an Event of default hereunder unless the aggregate amount of such money judgments, writs or warrants of attachment or similar process at any time shall exceed $15,000,000; or (ii) any non-monetary judgment or order shall be rendered against any Credit Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or
(i)    Dissolution. Any order, judgment or decree shall be entered against any Credit Party or any of its Subsidiaries decreeing the dissolution or split up of such Credit Party or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
(j)    Pension Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in liability of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof and which is not paid by the applicable due date; or
(k)    Change of Control. A Change of Control shall occur; or
(l)    Invalidity of Credit Documents and Other Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than contingent and indemnified obligations not then due and owing) in accordance with the terms hereof) or shall be declared null and void, or the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, or (ii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party.
Section 9.2    Remedies.
Upon the occurrence of any Event of Default described in Section 9.1(f) or Section 9.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Credit Parties: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2(b)(iii) or Section 2.3(e); (C) the Administrative Agent may enforce any and all Liens and security interests created pursuant to Collateral Documents and (D) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.1(f) and Section 9.1(g) to pay) to the Administrative Agent such additional amounts of cash, to be held as security for such Borrower's reimbursement Obligations in respect of Letters of Credit then outstanding under arrangements reasonably acceptable to the Administrative Agent, equal to the Outstanding Amount of the Letter of Credit Obligations at such time. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Required Lenders or waived in writing in accordance with the terms of Section 11.4.
Section 9.3    Application of Funds.
After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees but including without limitation all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3) payable to the Administrative Agent, in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders including without limitation all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and
Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between the Borrower or any of its Subsidiaries and any Swap Bank, to the extent such Swap Contract is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between the Borrower or any of its Subsidiaries and any Treasury Management Bank, and (d) the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the Letter of

Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Laws.
Subject to Section 2.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Treasury Management Agreements and Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be. Each Treasury Management Bank or Swap Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

Section 10    AGENCY
Section 10.1    Appointment and Authority.
(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and, except for such rights as are expressly provided to the Borrower under Sections 10.3, 10.6 and 10.10, no Credit Party nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    Each of the Lenders hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Collateral Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents (including the execution and delivery of the Collateral Documents on behalf of and for the benefit of the Lenders).

Section 10.2    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 10.3    Exculpatory Provisions.
(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.4 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 10.4    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower and its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.5    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 10.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Borrower and the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank and with the consent of the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person servicing as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law by notice in writing to the Borrower and such Person, remove such Person as the Administrative Agent and, with the consent of the Borrower, appoint a successor meeting the qualifications set forth in clause (a) above. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after such notice (or such earlier day as shall be agreed by the Borrower and the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, and (3) the Required Lenders shall perform all of the duties of the Administrative Agent, in each case until such time, if any, as the Required Lenders shall appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent's resignation hereunder and under the other Credit Documents, the provisions of this Section 10 and Section 11.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 10.7    Non-Reliance on Administrative Agent and Other Lenders.
Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
Section 10.8    No Other Duties, etc.
Anything herein to the contrary notwithstanding, none of the Book Runners, Lead Arrangers, Documentation Agents, Syndication Agents or similarly titled Persons listed on the cover page hereof (if any) shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
Section 10.9    Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 2.10 and Section 11.2) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 11.2).
Section 10.10    Collateral Matters.
(a)    The Lenders (including the Issuing Bank and the Swingline Lender) irrevocably authorize the Administrative Agent, at its option and in its discretion:
(i)    to execute and deliver the Collateral Documents on behalf of and for the benefit of each Lender (including the Issuing Bank and Swingline Lender);
(ii)    to release any Lien on any property granted to or held under any Credit Document securing the Revolving Obligations (x) upon the Termination Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents or consented to in accordance with the terms of this Agreement, or (z) subject to Section 11.4, if approved, authorized or ratified in writing by the Required Lenders;
(iii)    to subordinate any Lien on any property granted to or held under any Credit Document securing the Revolving Obligations to the holder of any Lien on such property that is permitted by Section 8.2(m); and
(iv)    to release any Guarantor from its obligations under this Agreement and the other Credit Documents if such Person ceases to be a Borrower as a result of a transaction permitted under the Credit Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement pursuant to this Section.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(c)    Anything contained in any of the Credit Documents to the contrary notwithstanding, each of the Credit Parties, the Administrative Agent and each holder of the Obligations hereby agrees that (i) no holder of the Obligations shall have any right individually to realize upon any of the Collateral or to enforce this Agreement, the Notes or any other Credit Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the holders of the Obligations in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the holders of the Obligations (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

(d)    No Swap Contract or Treasury Management Agreement will create (or be deemed to create) in favor of any Swap Bank or any Treasury Management Banks, respectively that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower or any other Credit Party under the Credit Documents except as expressly provided herein or in the other Credit Documents. By accepting the benefits of the Collateral, such Swap Bank or such Treasury Management Bank shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Credit Documents as a holder of the Obligations, subject to the limitations set forth in this clause (d).
Section 11    MISCELLANEOUS
Section 11.1    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Administrative Agent, the Borrower or any other Credit Party, to the address, telecopier number, electronic mail address or telephone number specified in Appendix B:
(ii)    if to any Lender, the Issuing Bank or Swingline Lender, to the address, telecopier number, electronic mail address or telephone number in its Administrative Questionnaire on file with the Administrative Agent.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Change of Address, Etc. Any party hereto may change its address, telecopier number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debtdomain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower's, any other Credit Party's or the Administrative Agent's transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
Section 11.2    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Credit Parties shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent (which counsel may include their respective employees)) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out‑of‑pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, the Lenders or the Issuing Bank (including the reasonable and documented fees, charges and disbursements of (w) one counsel for the Administrative Agent, (x) one counsel to the Lenders, taken as a whole, (y) one counsel for the Issuing Bank, and (z) one local counsel to the Lenders and the Administrative Agent, taken as a whole, in any applicable jurisdiction as to which the Administrative Agent reasonably determines such local counsel is appropriate and reasonably necessary, which counsel may include in each case such Persons' respective employees) in connection with the enforcement or protection of their respective rights (A) in connection with this Agreement and the other Credit Documents, including their respective rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Notwithstanding the foregoing limitations on the obligations of the Borrower to reimburse such Persons for the fees, charges and disbursements of counsel to such Persons, solely in the event of an actual or perceived conflict of interest, where the Person or Persons affected by such conflict informs the Borrower of such conflict and thereafter retains its or their own counsel, the Credit Parties shall pay, or reimburse such Person or Persons for, the reasonable fees and disbursements of one additional counsel to the affected Person or Persons taken as a whole (and, if reasonably necessary, one specialty or local counsel to the affected Person or Persons, taken as a whole, in any applicable jurisdiction as to which such specialty counsel or local counsel is reasonably necessary).

Without duplication of the foregoing, the Borrower and each other Credit Party shall indemnify and/or reimburse (as applicable) the Administrative Agent for any and all reasonable, documented out-of-pocket costs, expenses, claims, fees or other amounts paid or incurred by the Administrative Agent to the extent paid or incurred in connection with the filing or recording of any documents, agreement or instruments related to the Collateral, the protection of any of the Collateral, its rights and interests therein or any Credit Party's underlying rights and interests therein or the enforcement of any of its other rights with respect to the Collateral.
(b)    Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable and documented legal fees and expenses of counsel to such Indemnitees, but limited, in the case of such legal fees and expenses, to one counsel to the Indemnitees, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to the affected Indemnitees, taken as a whole (and if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Indemnitees, taken as a whole and, solely in the case of a conflict of interest, one additional local counsel to all affected Indemnitees, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby or otherwise in connection herewith or therewith, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) the execution or delivery of any commitment or fee letters in contemplation of this Agreement, the other Credit Documents and the transactions hereunder, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of its Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Credit Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender's pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of the parties to this Agreement shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly following written demand therefor, together with reasonable back-up documentation supporting such reimbursement request (including delivery of copies of applicable invoices).
(f)    Survival. The provisions of this Section shall survive resignation or replacement of the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.
Section 11.3    Set‑Off.
If an Event of Default shall have occurred and be continuing, each Lender (other than any Defaulting Lender), the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding any deposits held in trust accounts, tax accounts, benefits accounts and payroll accounts, to the extent the Borrower's or the applicable Credit Party's interest in such deposits held in trust accounts, tax accounts, benefits accounts and payroll accounts is solely that of legal title (such that the beneficial interest therein is vested in one or more third parties that are not Credit Parties under Applicable Law), or such deposits would not otherwise constitute property of the Borrower or any other Credit Party (or the estate of any of the foregoing) under any Debtor Relief Laws) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each of the Lenders and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.4    Amendments and Waivers.
(a)    Required Lenders, Borrower and Administrative Agent Consent. Subject to Section 11.4(b) and Section 11.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of (x) the Borrower, (y) if the rights of the Administrative Agent are adversely affected thereby, the Administrative Agent, and (z) the Required Lenders; provided that (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Issuing Bank, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments,

Loans and/or Letter of Credit Obligations of such Lender may not be increased or extended without the consent of such Lender, (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, and (v) the Required Lenders shall determine whether or not to allow any Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
(b)    Affected Lenders' Consent. Without the written consent of each Lender (other than a Defaulting Lender except as provided in clause (a)(iii) above) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(i)    extend the Revolving Commitment Termination Date, except pursuant to an extension thereof effected in accordance with Section 2.18;
(ii)    waive, reduce or postpone any scheduled repayment (but not prepayment) or alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 9.3, as applicable;
(iii)    extend the stated expiration date of any Letter of Credit, beyond the Revolving Commitment Termination Date;
(iv)    reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(v)    extend the time for payment of any such interest or fees;
(vi)    reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
(vii)    amend, modify, terminate or waive any provision of this Section 11.4(b) or Section 11.4(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
(viii)    change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders” or “Revolving Commitment Percentage” or modify the amount of the Commitment of any Lender;
(ix)    release all or substantially all of the Collateral or all or substantially all of the Guarantors from their obligations hereunder, in each case, except as expressly provided in the Credit Documents; or
(x)    consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Credit Document (except pursuant to a transaction permitted hereunder).
(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrower or any other Credit Party therefrom, shall:

(i)    increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
(ii)    amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans without the consent of the Swingline Lender;
(iii)    amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Administrative Agent and of the Issuing Bank;
(iv)    amend, modify, terminate or waive any provision of this Section 11 as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of such Administrative Agent; or
(v)    amend, modify, terminate or waive any of the provisions of any Credit Document related to advance rates related to the Borrowing Base Properties or the definitions of (or provisions relating to) the terms “Aggregate Borrowing Base Real Property Value Amount,” “Aggregate Borrowing Base Securities Value Amount,” “Approved Securities,” “Borrowing Base,” Borrowing Base Property,” “Borrowing Base Real Property,” “Borrowing Base Real Property Deliverables,” “Borrowing Base Real Property Value Amount,” “Borrowing Base Real Property Mortgageability Amount,” “Borrowing Base Real Property Mortgageability Cash Flow,” “Borrowing Base Securities,” “Borrowing Base Securities Approval Conditions,” “Borrowing Base Securities Value Amount,” “Conditional Approval BBP Deliverables” or the components of any of the foregoing (to the extent related to the calculation of the Borrowing Base or the approval and/or qualifications respecting Borrowing Base Properties) without the written consent of each of the Lenders (other than any Defaulting Lender).
(d)    Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
Section 11.5    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender's Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes loans and obligations in respect thereof outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of any Revolving Commitments and/or Revolving Loans, unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Commitments and Loans assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall have occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of Revolving Commitments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
(C)    the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment; and
(D)    the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment.
(iv)    Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Administrative Agent in its discretion.

The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Borrower, Affiliates or Subsidiaries. No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2 and 3.3 (subject to the requirements and limitations therein) and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. If requested by the assignee, the Borrower will execute and deliver, at their own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/

or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.2(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (b) or (c) of Section 11.4 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.3 (subject to the requirements and limitations therein, including the requirements under Section 3.3(f) (it being understood that the documentation required under Section 3.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 3.4 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 11.6    [Reserved.]
    Section 11.7    Survival of Representations, Warranties and Agreements.
All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 3.1(c), Section 3.2, Section 3.3, Section 11.2, Section 11.3, and Section 11.10 and the agreements of the Lenders and the Administrative Agent set forth in Section 2.14, Section 10.3 and Section 11.2(c) shall survive the payment of the Loans, the cancellation, expiration or cash collateralization of the Letters of Credit, and the termination hereof.

Section 11.8    No Waiver; Remedies Cumulative.
No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents, any Swap Contracts or any Treasury Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
Section 11.9    Marshalling; Payments Set Aside.
Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Issuing Bank or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
Section 11.10    Severability.
In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 11.11    Obligations Several; Independent Nature of Lenders' Rights.
The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 10.10(c), each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
Section 11.12    Headings.
Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
Section 11.13    Applicable Laws.
(a)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the

Borough of Manhattan and of the United States District Court of the Southern District, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
Section 11.14    WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.15    Confidentiality.
Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and it shall be responsible for its Affiliate's compliance with this Section), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case such Administrative Agent, Issuing Bank or Lender shall promptly notify the Borrower, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; provided that, unless specifically prohibited by Applicable Law, such Administrative Agent, Issuing Bank or Lender shall promptly notify the Borrower, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the

Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of any confidentiality obligations owed by the Administrative Agent, the Issuing Bank or any Lender to the Borrower or any of its Subsidiaries or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, unless, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as non-confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Issuing Bank and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower or any Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-pubic information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.
Section 11.16    Usury Savings Clause.
Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and each of the Credit Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Credit Parties.In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Revolving Obligations hereunder.
Section 11.17    Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or .pdf file shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.18    No Advisory of Fiduciary Relationship.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, are arm's-length commercial transactions between the Credit Parties, on the one hand, and the Administrative Agent, on the other hand, (ii) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Credit Party or any of their Affiliates or any other Person and (ii) the Administrative Agent does not have any obligation to any Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and the Administrative Agent does not have any obligation to disclose any of such interests to any Credit Party or its Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.19    Electronic Execution of Assignments and Other Documents.
The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 11.20    USA PATRIOT Act.
Each Lender subject to the Patriot Act hereby notifies each of the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each of the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender to identify each of the Credit Parties in accordance with the Patriot Act.
Section 11.21    Conflicts.
In the event of any conflict or inconsistency between the provisions hereunder and the provisions of any other Credit Document, then, notwithstanding anything contained in such Credit Document, the provision contained in this Agreement will prevail and the provisions of such Credit Document will be deemed amended to the extent necessary to eliminate such conflict or consistency. If any act or omission of a Credit Party is permitted under this Agreement, but is prohibited under any other Credit Document, such act or omission shall be permitted.
[Signatures on Following Page(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	RREEF PROPERTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: RREEF PROPERTY TRUST, INC.,
its General Partner

By:	/s/ James N. Carbone
Name:	James N. Carbone
Title:	Chief Executive Officer

By:	/s/ Julianna S. Ingersoll
Name:	Julianna S. Ingersoll
Title:	Chief Financial Officer

Guarantors:	RREEF PROPERTY TRUST, INC., a Maryland corporation

By:	/s/ James N. Carbone
Name:	James N. Carbone
Title:	Chief Executive Officer

By:	/s/ Julianna S. Ingersoll
Name:	Julianna S. Ingersoll
Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:                    REGIONS BANK, as Administrative Agent

By:	/s/ Lori Chambers
Name:	Lori Chambers
Title:	Vice President

LENDERS:	REGIONS BANK, as a Lender

By:	/s/ Lori Chambers
Name:	Lori Chambers
Title:	Vice President